[3COMLOGO]



                             5400 BAYFRONT PLAZA
                      SANTA CLARA, CALIFORNIA 95052-8145
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 7, 1997

   TO THE STOCKHOLDERS:

   Please take notice that the Annual Meeting of the Stockholders of 3Com Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, October 7, 1997, at 10:30 a.m. at the Company's facility at 5400 Bayfront Plaza, Building 500, Santa Clara, California for the following purposes:

      1. To elect five (5) Class I directors to hold office for a two-year term.

      2. To approve an increase in the share reserve under the Company's 1983 Stock Option Plan by 7,000,000 shares.

      3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending May 31, 1998.

      4. To transact such other business as may properly come before the meeting.

   Stockholders of record at the close of business on August 15, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the offices of the Company at 5400 Bayfront Plaza, Building 500, Santa Clara, CA 95052.

                                        By Order of the Board of Directors,

                                        /s/ Mark D. Michael

                                        Mark D. Michael
                                        Secretary

--------------------------------------------------------------------------------
IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.
--------------------------------------------------------------------------------

August 27, 1997
Santa Clara, California

                                3COM CORPORATION
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 7, 1997
                                       AND
                     ANNUAL FINANCIAL REPORT TO STOCKHOLDERS
                                TABLE OF CONTENTS


                                                                                      Page
                                       PROXY STATEMENT
GENERAL INFORMATION ................................................................    1
ELECTION OF DIRECTORS ..............................................................    3
EXECUTIVE COMPENSATION AND OTHER MATTERS ...........................................    7
  Executive Compensation ...........................................................    7
  Employment and Change of Control Arrangements ....................................    9
  Compensation of Directors ........................................................    9
  Compensation Committee Interlocks and Insider Participation ......................   10
  Compliance with Section 16(a) of the Securities Exchange Act of 1934  ............   10
  Changes to 1983 Stock Option Plan ................................................   11
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION .....................   12
COMPARISON OF STOCKHOLDER RETURN ...................................................   14
PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE UNDER THE
 3Com CORPORATION 1983 STOCK OPTION PLAN BY 7,000,000 SHARES .......................   15
  Summary of Provisions of the 1983 Option Plan ....................................   15
  Summary of United States Federal Income Tax Consequences of the 1983 Option Plan .   16
  Vote Required and Board of Directors' Recommendation .............................   17
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS ......................   18
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING .......................   18
TRANSACTION OF OTHER BUSINESS ......................................................   18

                           ANNUAL FINANCIAL REPORT TO STOCKHOLDERS
MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS ..................  F-1
SELECTED FINANCIAL DATA ............................................................  F-2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS .............................................................  F-3
INDEPENDENT AUDITORS' REPORT--Report of Deloitte & Touche LLP ...................... F-13
REPORT OF INDEPENDENT ACCOUNTANTS--Report of Price Waterhouse LLP .................. F-14
CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED MAY 31, 1997,
  1996 AND 1995 .................................................................... F-15
CONSOLIDATED BALANCE SHEETS AS OF MAY 31, 1997 AND 1996 ............................ F-16
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS
 ENDED MAY 31, 1997, 1996 AND 1995 ................................................. F-17
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED MAY 31,
 1997, 1996 AND 1995 ............................................................... F-18
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ......................................... F-19
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) ........................................ F-35
DIRECTORS AND EXECUTIVE OFFICERS ................................................... F-36

                               3COM CORPORATION
                             5400 BAYFRONT PLAZA
                      SANTA CLARA, CALIFORNIA 95052-8145
                               PROXY STATEMENT

   The accompanying proxy is solicited by the Board of Directors of 3Com Corporation, a Delaware corporation (the "Company" or "3Com"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 7, 1997, at 10:30 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at the Company's facility at 5400 Bayfront Plaza, Building 500, Santa Clara, California. The Company's telephone number is (408) 764-5000. The date of this Proxy Statement is August 27, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

   Certain Financial and other Information--Summary Annual Report. Please take note that this year the Company's financial statements and related information are included after the end of this Proxy Statement in an Annual Financial Report to Stockholders. In addition, a Summary Annual Report for the fiscal year ended May 31, 1997 is enclosed with this Proxy Statement.

   Subsequent Event -- Merger with U.S. Robotics Corporation. Subsequent to the end of the 1997 fiscal year, 3Com consummated a merger with U.S. Robotics Corporation ("USR") on June 12, 1997. Executive Compensation information and other information in this Proxy Statement that relates to the 1997 fiscal year and earlier fiscal years of 3Com have not been restated to reflect results or compensation of the combined company. See the Consolidated Financial Statements included in the Annual Financial Report to Stockholders attached hereto.

   Voting Securities. Only stockholders of record as of the close of business on August 15, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 344,644,309 shares of Common Stock of the Company issued and outstanding. Stockholders may vote in person or by proxy.

   Each holder of shares of Common Stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of stock held. The
Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

   Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail and through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of- pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of stockholders and institutional investors. The estimated fee for such services, which is not contingent upon the outcome of the voting, is $6,000, plus out-of-pocket expenses.

   Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted for all nominees and in favor of the proposals. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

   Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of August 15, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of May 31, 1997, and (iii) all executive officers and directors of the Company as a group.

                                                                     PERCENT OF
                                             AMOUNT AND NATURE OF   COMMON STOCK
                                             BENEFICIAL OWNERSHIP
                      NAME                           (1)            OUTSTANDING
------------------------------------------   ---------------------  ------------
James L. Barksdale                                  90,000                *
Gordon A. Campbell                                  60,000                *
Casey Cowell (2)                                 4,883,519             1.36%
James E. Cowie (2)                                  95,000                *
David W. Dorman                                     76,000                *
Jean-Louis Gassee                                   90,000                *
Stephen C. Johnson (3)                             171,300                *
Philip C. Kantz                                    124,004                *
Paul G. Yovovich (2)                               206,150                *
William F. Zuendt                                  357,000                *
Eric A. Benhamou                                 1,637,817                *
Robert J. Finocchio, Jr. (4)                       552,195                *
Alan J. Kessler                                    107,040                *
Janice M. Roberts                                  289,669                *
Douglas L. Spreng                                  570,437                *
All directors and executive officers as a       18,503,116             5.16%
 group (28 persons)

----------
*Less than 1%.

(1) To the Company's knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

    Includes shares of the Company's Common Stock issuable pursuant to options exercisable within 60 days of August 15, 1997, including options to acquire 90,000 shares of the Company's Common Stock held by Mr. Barksdale, options to acquire 60,000 shares held by Mr. Campbell, options to acquire 2,470,000 shares held by Mr. Cowell, options to acquire 95,000 shares held by Mr. Cowie, options to acquire 76,000 shares held by Mr. Dorman, options to acquire 90,000 shares held by Mr. Gassee, options to acquire 132,000 shares held by Mr. Johnson, options to acquire 114,000 shares held by Mr. Kantz, options to acquire 183,750 shares held by Mr. Yovovich, options to acquire 169,000 shares held by Mr. Zuendt, options to acquire 1,222,848 shares held by Mr. Benhamou, options to acquire 500,212 shares held by Mr. Finocchio, options to acquire 107,040 shares held by Mr. Kessler, options to acquire 285,536 shares held by Ms. Roberts, options to acquire 554,540 shares held by Mr. Spreng, and options to acquire an aggregate of 13,811,485 shares of the Company's Common Stock and 19,500 restricted shares of Common Stock subject to vesting held by directors and executive officers of the Company as a group.

(2) Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger relating to the merger with USR, as approved by the Company's Shareholders on June 11, 1997, Messrs. Cowell, Cowie and Yovovich were each appointed to the Board of Directors of the Company.

(3) Mr. Johnson is serving as a director and as a member of the Company's Audit Committee for a term expiring at the 1997 Annual Meeting. Mr. Johnson is not standing for re-election.

(4) In May 1997, Mr. Finocchio resigned as an officer of the Company. For additional information concerning Mr. Finocchio's resignation, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment and Change of Control Arrangements."

    As of August 15, 1997, there were no persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company.

                              ELECTION OF DIRECTORS


   The number of directors authorized by the Company's Bylaws is to be fixed by the Board. The exact number is currently fixed at eleven. The Company's Bylaws provide that the directors shall be divided into two classes, with the classes of directors serving for staggered two-year terms. Class I presently has six members, one of whom has determined not to stand for re-election. As a result, Class I will have one vacant seat following the 1997 Annual Meeting, which the Board intends to eliminate by reducing the number of authorized directors to ten. Proxies cannot be voted for more than the five named nominees. The five Class I directors to be elected at the 1997 Annual Meeting are to be elected to hold office until the 1999 Annual Meeting and until their successors have been elected and qualified.

   The nominees for election at the Annual Meeting of Stockholders to Class I of the Board of Directors are Mr. Cowell, Mr. Dorman, Mr. Gassee, Mr. Yovovich, and Mr. Zuendt. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.


   If a quorum is present and voting at the Annual Meeting, the five nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

   The following table sets forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of the Company.

     NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 1999

                                       PRINCIPAL OCCUPATION                               DIRECTOR
      NAME                            DURING PAST FIVE YEARS                         AGE    SINCE
---------------     ------------------------------------------------------------     ---  --------
Casey Cowell        Mr.  Cowell  founded U.S.  Robotics  Corporation  ("USR") in     44    1997
                    1976.  Prior to the Company's  combination  with USR in June
                    1997,  Mr.  Cowell  served as Chairman  of the Board,  Chief
                    Executive  Officer and a director of USR since 1978. He also served as President of USR from 1978 until January 1997. Mr.
                    Cowell also serves as a director of Eagle River Interactive,
                    Inc., May & Speh,  Inc., and  Northwestern  Memorial  Corp.,
                    parent company of Northwestern  Memorial Hospital,  and is a trustee of the Illinois Institute of Technology.

David W. Dorman     Mr.  Dorman  has been  Executive  Vice  President--Strategic     43    1995
                    Planning  of SBC  Communications,  Inc.,  one of the world's
                    leading  diversified   telecommunications  companies,  since
                    August 1997.  Previously,  Mr. Dorman had been President and
                    Chief Executive  Officer of Pacific Bell  Corporation  since
                    July 1994 and  Chairman of the Board of that  company  since
                    March 1996.  Prior to that,  he was  associated  with Sprint
                    Corporation for 13 years,  during which time he held several management  positions,  most recently as President of Sprint
                    Business Services from 1993 to 1994.


                                        3


NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 1999 (CONT'D)


                                       PRINCIPAL OCCUPATION                               DIRECTOR
      NAME                            DURING PAST FIVE YEARS                         AGE    SINCE
-----------------   ------------------------------------------------------------     ---  --------

Jean-Louis Gassee   Mr. Gassee is the Chairman of the Board and Chief  Executive     53    1993
                    Officer of Be Incorporated,  a personal computing technology company  in the  development  stage,  which  he  founded  in
                    October 1990. Previously, Mr. Gassee held several management positions with Apple Computer,  Inc. ("Apple") for 10 years, most  recently  as the  President  of  Apple  Products,  the research  and  development  and  manufacturing  division  of
                    Apple.  Prior to joining Apple, Mr. Gassee was President and
                    General  Manager of the French  subsidiary  of Exxon  Corp.,
                    held  several   management   positions   with  Data  General
                    Corporation, and spent six years at Hewlett-Packard Company.
                    Mr.  Gassee is also a director of  Electronics  For Imaging,
                    Inc. and LaserMaster Technologies, Inc.

Paul G. Yovovich    Mr. Yovovich  served as a director of USR since 1991,  prior     43    1997
                    to USR's  combination  with the  Company in June  1997.  Mr.
                    Yovovich  served as President  of Advance  Ross  Corporation from 1993 to 1996. He served in several executive  positions with Centel  Corporation  from 1982 to 1992,  where his last position  was that of  President  of its  Central  Telephone
                    Company  unit.  Mr.  Yovovich  also  serves as a director of
                    Comarco, Inc., May & Speh, Inc., and APAC TeleServices, Inc.

William F. Zuendt   Mr. Zuendt  retired from his position as President and Chief     50    1988
                    Operating  Officer of Wells Fargo & Company,  a bank holding company  and of Wells  Fargo  Bank in July  1997.  He joined
                    Wells Fargo in 1973.  Mr. Zuendt is also a director of Wells
                    Fargo & Company, a director of the Federal Advisory Council, a member  of the  California  Chamber  of  Commerce  and the
                    Stanford  Advisory Board,  and a past Chairman of MasterCard
                    International and of Golden Gate University.


INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 1998


                                       PRINCIPAL OCCUPATION                               DIRECTOR
      NAME                            DURING PAST FIVE YEARS                         AGE    SINCE
------------------  ------------------------------------------------------------     ---  --------

James L. Barksdale  Mr. Barksdale has been the President,  CEO and a Director of     54    1987
                    Netscape  Communications  Corporation  since  January  1995.
                    Previously,  Mr.  Barksdale  had been  President  and  Chief
                    Executive  Officer of AT&T Wireless Services since September
                    1994.  Prior  to  September  1994,  Mr.  Barksdale  had been employed as the  President  and Chief  Operating  Officer of
                    McCaw Cellular  Communications,  Inc. since January 1992 and by Federal  Express  Corporation  since 1979. Mr.  Barksdale
                    served  as  a  director  of  Bridge   Communications,   Inc.
                    ("Bridge")  from April 1986 until Bridge  combined  with the
                    Company in 1987. Mr.  Barksdale also serves as a director of
                    Harrah's  Entertainment,  Inc., Home  Corporation and Robert
                    Mondavi Corporation.

                                        4


INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 1998 (CONT'D)


                                       PRINCIPAL OCCUPATION                               DIRECTOR
      NAME                            DURING PAST FIVE YEARS                         AGE    SINCE
----------------    ------------------------------------------------------------     ---  --------

Eric A. Benhamou    Mr. Benhamou has been President and Chief Executive  Officer     41    1990
                    of  the  Company  since  April  1990  and  September   1990,
                    respectively.  Mr.  Benhamou became Chairman of the Board of
                    Directors of the Company in July 1994. Mr.  Benhamou  served as the Company's Chief Operating  Officer from April 1990 to
                    September  1990.  From October 1987 through April 1990,  Mr.
                    Benhamou held various general  management  positions  within the  Company.  Prior to that,  Mr.  Benhamou  was one of the founders  of  Bridge in  September  1981,  and held  various executive  positions  in  that  company  in  the  fields  of engineering and product  development,  most recently as Vice
                    President of  Engineering,  until Bridge  combined  with the
                    Company in September  1987.  Mr.  Benhamou  also serves as a director of Cypress  Semiconductor,  Inc.,  Legato  Systems,
                    Inc. and Netscape Communications  Corporation.  Mr. Benhamou
                    serves on President Clinton's I.T. Advisory Council (PITAC).

Gordon A. Campbell  Mr.  Campbell is the founder and since 1993 has been General     53    1990
                    Partner  and  Chairman  of the Board of  Techfarm,  Inc.,  a
                    company   formed  to  launch   technology   based   start-up
                    companies.  Mr.  Campbell  was  the  founder  of  Chips  and
                    Technologies,  Inc.  ("Chips"),  a company  that designs and distributes  very large scale integrated  circuit  products,
                    and  served  as  President,   Chief  Executive  Officer  and
                    Chairman  of the Board of Chips  from  December  1984  until
                    November  1993 and as  Chairman  of the Board of Chips until
                    November  1995.  Mr.  Campbell  was also a  founder  of Seeq
                    Technology,  Inc. and from January 1981 to October  1984, he served  as that  company's  President  and  Chief  Executive
                    Officer.  Mr.  Campbell  also  serves as a director  of Bell
                    Microproducts,  Inc.,  and as Chairman of the Board of 3D/Fx
                    Interactive  Inc.,   Absolute  Time  Corporation,   CoActive
                    Aesthestics, IN4S, N*Able, Resonate, Inc., and Quantum 3D.

James E. Cowie      Mr.  Cowie  served as a director  of USR since  March  1994,     42    1997
                    prior to the  Company's  combination  with USR in June 1997.
                    Mr. Cowie has been a General Partner of Frontenac Company, a
                    Chicago- based private equity investment firm since 1989. He also is a director of PLATINUM  technology,  inc.,  and U.S.
                    Servis, Inc.


                                        5


INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 1998 (CONT'D)


                                       PRINCIPAL OCCUPATION                               DIRECTOR
      NAME                            DURING PAST FIVE YEARS                         AGE    SINCE
---------------     ------------------------------------------------------------     ---  --------

Philip C. Kantz     Mr. Kantz has been President,  Chief Executive Officer and a     53    1992
                    director of TAB Products  Co., a provider of automated  file management  systems,  since January 1997. He has also served as  President,  Chief  Operating  Officer  and a director of
                    Trans Ocean Ltd., a privately held transportation  equipment leasing company, from October 1995 to October 1996. In 1995, he served as President  and Chief  Executive  Officer of The
                    Sandros Enterprise, a private consulting firm. From February
                    1994  to  January  1995,  he  served  as  President,   Chief
                    Executive  Officer and a director of Transcisco  Industries,
                    Inc.,  an  industrial  service  company.  From  October 1992 through  September  1993,  Mr. Kantz served as President and
                    Chief Executive  Officer of Genetrix,  Inc., a biotechnology
                    services   company.   Mr.  Kantz  was  President  and  Chief
                    Executive   Officer   of   Itel   Containers   International
                    Corporation  from 1988 through 1991.  Previously,  Mr. Kantz was President of the  Transportation  and Industrial Funding
                    Corporation and Senior Vice President and General Manager of
                    GE Capital  from 1986 to 1988.  Mr.  Kantz also  serves as a director  of  Sonic  Force  LLP,  ParcPlace-Digitalk,  Inc.,
                    Search   Systems    Corporation,    and   Mine   Reclamation
                    Corporation.

   During the fiscal year ended May 31, 1997, the Board held thirteen (13) meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.

   During the fiscal year ended May 31, 1997, the Company's Audit Committee met four (4) times. Its current members are David W. Dorman, Stephen C. Johnson((1)) and William F. Zuendt. The Audit Committee makes recommendations to the Board regarding engagement of the Company's independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of the Company's internal audit department, and reviews and evaluates the Company's accounting systems, financial controls and financial personnel.

   During the fiscal year ended May 31, 1997, the Compensation Committee met eight (8) times. Its current members are Philip C. Kantz and, effective following the combination with USR, Paul G. Yovovich. Gordon A. Campbell resigned from this committee as of June 12, 1997. Eric A. Benhamou serves as an ex officio member of the Compensation Committee. The Compensation Committee reviews salaries and other compensation arrangements for officers and other key employees of the Company, reviews the administration of the Company's stock option and stock purchase plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the Compensation Committee, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation Committee Interlocks and Insider Participation" and "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."
----------
(1) Mr. Johnson is serving as a director and as a member of the Company's Audit Committee for a term expiring at the 1997 Annual Meeting, Mr. Johnson is not standing for re-election.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION


   The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of May 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                             COMPENSATION
                                   ANNUAL COMPENSATION          AWARDS
                            ------------------------------   ------------
                                                              SECURITIES
          NAME AND            FISCAL                          UNDERLYING      ALL OTHER
     PRINCIPAL POSITION     YEAR      SALARY      BONUS (1)   OPTIONS (2)   COMPENSATION(3)
--------------------------  ----     --------     --------    -----------   ---------------
Eric A. Benhamou            1997     $645,789      $42,381      150,000        $1,214
  President and Chief       1996      589,583       34,684      320,000         1,090
  Executive Officer         1995      472,085       49,433      291,200           682
Robert J. Finocchio, Jr.(4) 1997      425,015       28,254       90,000         1,326
  President                 1996      395,000       23,241      192,000           911
  3Com Systems              1995      338,335       35,423      174,720           587
Douglas C. Spreng           1997      377,831       25,178       90,000         1,915
  Executive Vice President  1996      356,250       20,849      192,000         1,753
  Interface Products Group  1995      311,918       32,674      174,720         1,492
Janice M. Roberts           1997      287,334       80,450(5)    60,000           498
  Senior Vice President     1996      262,711       15,997      144,000           455
  Marketing and Business    1995      214,975       25,857      145,000           317
  Development
Alan J. Kessler             1997      330,476       21,158       72,000           460
  Senior Vice President     1996      248,168       16,189      116,000           264
  Enterprise Systems        1995      297,597(6)     1,309       87,360           158
  Business Unit

----------
(1) Amount shown includes payments made under the Company-wide profit-sharing plan known as 3Share. Under that plan, the Company expensed approximately three percent (3%), three percent (3%) and six percent (6%) of its income before taxes in fiscal 1997, 1996 and 1995, respectively, after adjustments for certain unusual or non-recurring income or expense items. These amounts were subsequently distributed at six month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. In fiscal 1995, amount shown also includes a Company-wide cash bonus in an amount equal to two days salary.

(2) Amounts shown reflect the 2-for-1 stock split (payable in the form of a stock dividend) effected in August 1994 and the 2-for-1 stock split (payable in the form of a stock dividend) effected in August 1995.

(3) Represents life insurance premiums.

(4) In May 1997, Mr. Finocchio resigned as an officer of the Company. For additional information concerning Mr. Finocchio's resignation, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment and Change of Control Arrangements."

(5) Includes special bonus of $61,130.

(6) Includes commissions of $127,597.

   The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1997 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                     POTENTIAL REALIZABLE
                                          % OF                                             VALUE AT
                                         TOTAL                                       ASSUMED ANNUAL RATES
                          NUMBER OF     OPTIONS                                            OF STOCK
                          SECURITIES   GRANTED TO                                   PRICE APPRECIATION FOR
                          UNDERLYING   EMPLOYEES    EXERCISE                             OPTION TERM (3)
                           OPTIONS     IN FISCAL    PRICE PER   EXPIRATION     --------------------------------
          NAME           GRANTED (1)      1997      SHARE (2)      DATE           5%              10%
--------------------    ------------   ----------   ---------   ----------     --------------   ---------------
Eric A. Benhamou          150,000        1.98%        $38.31      07-17-06     $    3,613,943   $     9,158,441
Robert J. Finocchio,       90,000        1.19%         38.31      07-17-06          2,168,366         5,495,065
 Jr.
Alan J. Kessler            72,000        .95%          38.31      07-17-06          1,734,693         4,396,052
Janice M. Roberts          60,000        .79%          38.31      07-17-06          1,445,577         3,663,376
Douglas C. Spreng          90,000        1.19%         38.31      07-17-06          2,168,366         5,495,065
All Stockholders (4)          N/A        N/A             N/A           N/A     $5,440,650,776   $13,787,677,272

----------
(1) All of the above options are subject to the terms of the Company's 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. The options granted to each officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by the Company.

(2) All options were granted at an exercise price equal to the average of the fair market values of the Company's Common Stock over a period of ten trading days beginning on July 18, 1996 and ending on July 31, 1996.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period.

(4) Represents potential appreciation in aggregate stockholder value at the assumed annual rates of stock price appreciation over a ten-year period beginning May 30, 1997 (last trading date before fiscal year end) based on the number of shares then outstanding, and using as a base value the $48.50 per share closing price of 3Com Common Stock on that date.

   The following table provides the specified information concerning option exercises during fiscal year 1997 and the exercisable and unexercisable options held as of May 31, 1997, by the persons named in the Summary Compensation Table:

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                          AND YEAR-END OPTION VALUES


                                                                                 VALUE OF UNEXERCISED
                         SHARES                     NUMBER OF UNEXERCISED             IN-THE-MONEY
                        ACQUIRED                     OPTIONS AT 5/31/97          OPTIONS AT 5/31/97 (1)
                            ON         VALUE    ---------------------------   ---------------------------
          NAME          EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                        --------   -----------   -----------   -------------   -----------   -------------
Eric A. Benhamou        210,000    $11,993,324   992,548       635,600         $40,022,246   $13,923,522
Robert J. Finocchio,    150,000      8,728,791   387,032       381,360          14,520,204     8,354,113
 Jr.
Alan J. Kessler         119,390      4,939,319         0       252,680                   0     5,483,740
Janice M. Roberts       100,000      5,445,000   178,136       290,800           5,944,281     6,656,193
Douglas C. Spreng       115,000      7,227,969   380,360       381,360          14,211,159     8,354,113

----------
(1) Based on a fair market value of $48.50 per share as of May 30, 1997 (last trading date before fiscal year end), the closing sale price of the Company's Common Stock on that date as reported by the Nasdaq Stock Market.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

   In May 1997, Robert J. Finocchio, Jr. resigned as an officer of the Company. At the time of his resignation as an officer, Mr. Finocchio and the Company entered into an agreement providing that he would continue to be employed at his then-current monthly salary until September 1997.

   Options granted under the 1983 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1983 Option Plan.

   Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of the Company where the Company is not the survivor or upon the sale of substantially all of the assets of the Company.

COMPENSATION OF DIRECTORS

   Members of the Board who are not employees of the Company received an annual retainer during fiscal 1997 as follows: Lead member of the Board $20,000, Audit Committee members $18,000, Compensation Committee members $18,000, others $15,000; plus reimbursement of travel expenses for travel by members of the Board who reside outside of the local area.

   Outside directors receive options to purchase Common Stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Director"), with a maximum of 30,000 shares to be subject to each such option (or 36,000 shares for the "lead" director). In addition, each Outside Director is automatically granted an option to purchase shares of the Company's Common Stock upon becoming a member of the Audit or Compensation Committee, with a maximum of 18,000 shares to be subject to each such option. The actual number of shares to be subject to the options granted for Board and Committee service is established by the Committee administering the Plan. For the fiscal year ended May 31, 1997, the options granted to Outside Directors for service on the Board of Directors were set at 30,000 shares, and 18,000 shares for service on Board Committees. All options have a five year term, are immediately exercisable (subject to the Company's right to repurchase any unvested shares) and vest over two years as long as the option holder continues to serve on the Board or the Committee. An additional option to purchase the number of shares of the Company's Common Stock then established by the Committee is automatically granted to each Outside Director following the vesting in full of the option previously received.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During fiscal 1997, Messrs. Campbell and Kantz served as members of the Compensation Committee of the Company's Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

   Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% Stockholders were complied with during 1997.

CHANGES TO 1983 STOCK OPTION PLAN

   The Company has proposed an amendment to increase the share reserve under the Company's 1983 Stock Option Plan by 7,000,000 shares. Non-employee directors are not eligible to participate in the 1983 Option Plan.

   The following table sets forth grants of stock options received during fiscal 1997 under the 1983 Option Plan to (1) the persons named in the Summary Compensation Table; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all officers who are not executive officers, as a group. Grants under the 1983 Option Plan are made at the discretion of the Board of Directors. Accordingly, future grants under the 1983 Option Plan are not yet determinable.

                           NEW PLAN BENEFITS TABLE

                                                     3COM CORPORATION
                                                  1983 STOCK OPTION PLAN
                                           -----------------------------------
                                           EXERCISE PRICE
                                           (WEIGHTED AVERAGE
            NAME AND POSITION                PER SHARE) (1)     NUMBER OF SHARES
-----------------------------------------  ------------------   ----------------

Eric A. Benhamou                               $38.31                150,000
 President and Chief Executive Officer
Robert J. Finocchio, Jr.                        38.31                 90,000
 President
 3Com Systems
Alan J. Kessler                                 38.31                 72,000
 Senior Vice President
 Enterprise Systems Business Unit
Janice M. Roberts                               38.31                 60,000
 Senior Vice President
 Marketing and Business Development
Douglas C. Spreng                               38.31                 90,000
 Executive Vice President
 Interface Products Group
Executive Group (11 persons)                    38.31                729,500
Non-Executive Director Group (7  persons)         N/A                    N/A
Non-Executive Officer Employee Group                0(2)                   0

----------
(1) All options granted to named executive officers were granted at an exercise price equal to the average of the fair market values of the Company's Common Stock over a period of ten trading days beginning on July 18, 1996 and ending on July 31, 1996. These grants represent incentive awards based on success in attaining performance objectives established for the prior fiscal year.

(2) No options were granted to non-executive officer employees in fiscal year 1997 under the 1983 Stock Option Plan; options were instead granted to such employees under the 1994 Stock Option Plan, in which participation is limited to non-executive officer employees. Under the 1994 Stock Option Plan, options for 6,807,535 shares were granted to non-executive officer employees in fiscal year 1997 at a weighted average price of $42.67 per share. All grants had a per share exercise price equal to the fair market value of the Company's common stock on the date of grant. These figures reflect the weighted average of new-hire and other option grants occurring at different times throughout the year.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


 SUMMARY OF COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

   The goals of the Company's compensation program are to: (i) enable the Company to attract, retain and motivate highly-qualified employees and executive officers who contribute to the long-term success of the Company; (ii) align compensation with business objectives and performance; and, (iii) align incentives for executive officers with the interests of stockholders in maximizing stockholder value. The Company emphasizes paying for performance, cost-competitiveness and clarity in the communication of performance objectives. The Company annually reviews its compensation practices by comparing them to surveys of relevant competitors and sets objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing the Company in the global data networking market.

   The Company's compensation program for all employees includes both cash- and equity-based elements. Because equity-based compensation directly links the interests of management with the interests of our stockholders, equity-based compensation is the primary mechanism at the executive officer level for rewarding contribution to the short- and long-term success of the Company. The Company also has an individualized annual cash bonus plan which is based on achievement of financial performance objectives.

 CASH COMPENSATION

   Salary. The Company sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group including companies similar in size and business who compete with the Company in the recruitment and retention of senior personnel. Base pay is targeted at the 60th percentile of market on the basis of external salary data provided to the Company by independent surveys; individual salaries for each executive officer are set relative to this target based on sustained individual performance and contribution to the Company's results. Total compensation, including equity-based compensation, is targeted at the market average for comparable positions.

   Cash Profit-Sharing. Executive officers are eligible to participate in the Company's profit-sharing plan, known as 3Share. The Company reserves a varying percentage of its pre-tax profit for distribution to employees, based on the view that there should be no payout at low levels of profit and, as the Company achieves higher levels of profit, a larger percentage should be reserved for the employee profit sharing plan. Unusual or non-recurring related income or expenses may be excluded in determining pre-tax profit for purposes of 3Share. In fiscal year 1997, 3Share was designed to yield approximately one month's additional salary to employees when the Company achieves twenty to twenty one percent (20-21%) income before taxes. 3Share did not accrue below thirteen percent (13%) income before taxes. Under this plan the Company in fiscal year 1997 expensed approximately three percent (3%) of its income before taxes that was subsequently distributed at six month intervals to all non-commissioned employees worldwide, including executive officers, with individual payments determined pro rata based on salary level.

 EQUITY-BASED COMPENSATION

   Options granted to executive officers are subject to vesting restrictions that lapse in annual increments to motivate recipients to stay with the Company. Performance options granted by the Company after the end of a fiscal year at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve the Company and the price of the Company's stock subsequently increases. Initial or "new-hire" options are granted to executive officers when they first join the Company. Thereafter, additional options are granted to each executive officer on an annual basis as an equity bonus if specified individual and Company performance goals are achieved ("performance options"). The relevant performance goals and the range of potential option grants are established and communicated at the beginning of each fiscal year. The amount of actual options granted reflect the percentage of the Company's and the officer's objectives that is realized.

   Based on its policy that equity-based compensation continues to be a key method for aligning incentives with performance and stockholder value, the Company annually establishes performance goals and the range of potential option grants for each executive officer. The purpose of using performance options is to focus the efforts of executive officers on predetermined specific goals and objectives that are of critical importance to the Company.

   The performance options granted to the Company's executive officers in fiscal year 1998 were based upon the Company's success in attaining specific financial and operating objectives established for fiscal year 1997 relating to sales growth rate, growth in the Company's system sales and earnings per share. Likewise, performance options may be granted to the Company's executive officers in fiscal year 1999 based upon their success in attaining specific financial and operating objectives established for fiscal year 1998 in the growth of overall revenue and earnings per share.

   Each metric included in the objectives for a year is assigned a weight. The target size of the performance options offered to specific executive officers is intended to provide a total compensation opportunity equivalent to positions at the Company's competitors for available executive talent. Upon completion of the fiscal year, the Company computes the total weighted result of the fiscal year performance metrics and multiplies each executive officer's target grant amount by that weighted result to determine the recommended grant amount, if any. The performance options granted to the Company's executive officers in fiscal year 1998 are based upon the Company's success in meeting or exceeding its financial and operational targets for fiscal year 1997 in the areas described above.

   In designing executive compensation for fiscal year 1998, the Company retained an outside consultant to perform a comprehensive assessment of compensation for its Chief Executive Officer and to extend such methodology to other executive officers. The services rendered by the consultant to the Committee included surveying competitors' practices, assessing the mix of pay relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

   The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the federal Revenue
Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based. Since the targeted cash compensation of the majority of the named executive officers is below the $1 million threshold and the Company believes that any options granted under the 1983 Option Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under the Section, the Committee concluded that the Section should not materially reduce the tax deductions available to the Company and that no changes to the Company's compensation program were needed in this regard.

 CEO COMPENSATION

   The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base annual salary for fiscal year 1997 of $645,789 reflects his position, duties and responsibilities. The CEO's salary increase in fiscal year 1997 was based on the Compensation Committee's evaluation of his performance and the Company's performance. In addition, Mr. Benhamou received a small cash bonus, which bonus was paid to all employees. Under the provisions of the Company's profit-sharing plan, Mr. Benhamou was awarded $42,381. In fiscal year 1997, the Company's performance was measured against goals for total revenues, product line revenues, earnings per share and operating income. The performance option for 118,800 shares received by Mr. Benhamou in fiscal year 1998 was granted based on the Company's fiscal year 1997 results and the corresponding computation of weighted results for determination of the option grant amount.

                                                 THE  COMPENSATION  COMMITTEE OF
                                                 THE BOARD OF DIRECTORS

                                                 Gordon A. Campbell
                                                 Philip C. Kantz

   COMPARISON OF STOCKHOLDER RETURN

   Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Technology Sector Index(1) for the period commencing on May 31, 1992 and ending on May 31, 1997.

Comparison of Cumulative Total Return From May 31, 1992 through May 31, 1997(2):

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T.]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG 3COM CORPORATION, THE S & P 500 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX

                              5/92     5/93     5/94      5/95     5/96     5/97
                              ----     ----     ----      ----     ----     ----
3COM CORPORATION               100      230      400      1089     1677     1651
S & P 500                      100      112      116       140      180      232
S & P TECHNOLOGY SECTOR        100      115      129       186      246      358

---------
(1) The S&P Technology Sector Index was previously called the S&P High Tech Composite Index.

(2) Assumes that $100.00 was invested on May 31, 1992 in the Company's Common Stock and each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. On August 16, 1994, the Company effected a 2-for-1 stock split (payable in the form of a stock dividend) on each outstanding share. On August 4, 1995, the Company effected a further 2-for-1 stock split (payable in the form of a stock dividend) on each outstanding share. The Company's cumulative total return for the fiscal years prior to the stock split have been adjusted to take into account the stock splits. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

              PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE
                UNDER THE 3COM CORPORATION 1983 STOCK OPTION PLAN
                               BY 7,000,000 SHARES

   The Board has approved an increase in the number of shares of Company Common Stock reserved under the 1983 Option Plan by 7,000,000 shares. As of August 15, 1997, 3,680,870 shares of Common Stock (excluding the 7,000,000 shares now proposed for shareholder approval) were available for future option grants under the 1983 Option Plan. The Board believes that the adoption of this proposal is in the best interest of the Company for the reasons discussed below.

   The Company seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve the Company's profitability. The Company believes that the 1983 Option Plan plays an important role in achieving these objectives. The Company's primary incentive program is through equity compensation; the Company does not use any material form of cash bonus or cash incentive plan, other than profit sharing, for management or key engineering contributors, nor any form of cash incentive plan for other employees. This practice is fairly unique among the Company's competitors; most choose some form of cash bonus or cash/equity compensation mix. However, the Company believes that equity-based incentive programs for all employees help ensure a tight link between the interests of the stockholders and the interests of our employees, and enhance our ability to continue recruiting and retaining top talent. Management believes that the continued operation of the 1983 Option Plan necessitates an increase in the share reserve under the 1983 Option Plan.

SUMMARY OF PROVISIONS OF THE 1983 OPTION PLAN

   The summary of the 1983 Option Plan included in this Proxy Statement is qualified in its entirety by the specific language of the 1983 Option Plan, as amended. Copies of the 1983 Option Plan are available to any stockholder upon request addressed to Mark D. Michael, Senior Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

   Administration and Share Reserve. As of August 15, 1997, 3,680,870 shares were available to support future option grants under the 1983 Plan. The 1983 Plan is administered by the Board or a committee appointed by the Board. Options granted may be either "incentive stock options," that is, options which meet the requirements of Section 422 of the Internal Revenue Code (the "Code"), or "nonqualified stock options," that is, options which do not meet those requirements. Virtually all options granted in recent years and virtually all options currently outstanding under the 1983 Option Plan are nonqualified stock options.

   Eligibility. All employees of the Company and its present subsidiaries and future parent and/or subsidiary corporations (including officers and directors who are also employees) may be granted options under the 1983 Option Plan. As of August 15, 1997, approximately 13,253 employees were eligible to participate in the 1983 Option Plan. All options must be granted, if at all, not later than July 8, 2002. An employee may not be granted options to purchase more than 1,000,000 shares in any fiscal year, and may not be granted incentive stock options which would permit that employee to acquire stock with a fair market value (determined at the date of grant) in excess of $100,000 in any calendar year by exercising such options when they first become exercisable.

   Terms of Exercise. Incentive stock options granted under the 1983 Option Plan must have an option price equal to at least 100% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date that the option is granted. Nonqualified stock options granted under the 1983 Option Plan must have an option price equal to at least 85% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date that the option is granted. As of August 15, 1997, the closing sale price for the Company's Common Stock as reported by the Nasdaq Stock Market was $54.1875. The Board may set the time or times within which each option is exercisable or the event or events upon the occurrence of which all or a portion of each option shall be exercisable and the term of each option (which may not exceed ten years). An option may either be immediately exercisable in its entirety (subject to the Company's right to repurchase any unvested shares acquired upon exercise) or may be exercisable to the extent that shares subject to the option have vested, or may become exercisable as otherwise specified by the Board. Options generally terminate after ten years from the date of grant. Outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all outstanding options which are not exercised or assumed will terminate effective as of the date of a transfer of control of the Company, as defined for purposes of options granted under the 1983 Option Plan.

   Payment. Options may be exercised by payment of the option price (a) in cash, by check or other cash equivalent, (b) by tender of shares of Common Stock of the Company which (i) have a fair market value equal to the option price and
(ii) have been owned by the optionee for more than one year or were not acquired either directly or indirectly from the Company, or (c) by such other consideration, including either promissory notes representing not more than ninety-five percent (95%) of the option price or retained proceeds from an immediate sale of some or all of the shares acquired upon the option's exercise, as the Board may approve at the time the option is granted. The optionee is obligated to make adequate provision for federal and state tax withholding obligations, if any, of the Company relating to the exercise of the option or subsequent events triggering a tax liability for the optionee.

   Non-Assignment of Options. During the lifetime of the optionee, an option is exercisable only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

   Vesting. Options generally become exercisable only as they vest, or provide that shares purchased by an optionee upon the exercise of an option, to the extent they are unvested, are subject to repurchase by the Company until they have vested. Most options granted to new employees under the 1983 Option Plan use the following four-year vesting schedule: during the first six months from the date of grant, none of the shares subject to option are vested, one-eighth of the shares vest at the end of the first six months, and the remaining shares vest ratably on a monthly basis over a forty-two month period. Most options granted to employees, other than new employees, vest ratably on a monthly basis over a forty-eight month period. Unless otherwise provided by the Board, any unvested shares of the Company's Common Stock obtained upon exercise of an option may be repurchased by the Company within sixty days upon termination of the optionee's employment for any reason (or exercise of an option by the terminated employee, if later) or upon the attempted transfer of such unvested shares, at the price paid for those shares by the optionee.

   Termination of Employment. The standard forms of stock option agreement under the 1983 Option Plan generally provide that in the event an optionee ceases to be an employee of the Company for any reason, except death or disability, the optionee may exercise the option (to the extent exercisable on the date of termination of employment) within three months after the date of termination of employment. In the event of termination of employment due to death or disability, an optionee (or his or her legal representative) may exercise the option within twelve months after such date of termination of employment (to the extent exercisable on that date).

   Amendment or Termination. The Board may terminate or amend the 1983 Option Plan at any time, but, without the approval of the Company's shareholders, the Board may not amend the 1983 Option Plan to increase the number of shares subject to the plan, to change the class of persons eligible to receive options under the plan, to reduce the exercise price at which options may be granted, or to extend the time periods during which options may be granted or exercised.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE 1983 OPTION
PLAN

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the 1983 Option Plan and does not attempt to describe all potential tax consequences. Accordingly, a taxpayer's situation may be such that some variation from the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares acquired upon the exercise of an option.

   Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of an option.

   For optionees who neither dispose of their shares for two years following the date the option was granted nor within one year following exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the date of exercise (not to exceed the gain realized on the sale, if the sale is at a loss) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee has held the shares more than twelve months. Any ordinary income recognized by the optionee upon the disposition of stock should be deductible by the Company for federal income tax purposes.

   The difference between the option price and the fair market value of the shares on the date of exercise of an incentive stock option may be tax preference income subject to an alternative minimum tax which is to be paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and tax credits which may arise with respect to optionees subject to the alternative minimum tax in years beginning on or after January 1, 1987.

   Nonqualified Stock Options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value of the stock on that date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee has held the shares more than twelve months from the date of recognition of income. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

   In accordance with the Company's current Bylaws, the affirmative vote of a majority of the shares present and voting affirmatively or negatively at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each be disregarded and have no effect on the approval or disapproval of this proposal.

   The Board believes that the proposed amendment to the 1983 Option Plan is in the best interest of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE SHARE RESERVE UNDER THE 3Com CORPORATION 1983 STOCK OPTION PLAN BY 7,000,000 SHARES.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board has selected Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending May 31, 1998. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal year 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

   In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

   In accordance with the Company's current Bylaws, the affirmative vote of a majority of the shares present and voting affirmatively or negatively at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each be disregarded and have no effect on the approval or disapproval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1998.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

   Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than April 29, 1998 and satisfy the conditions established by the Securities and Exchange Commission for Stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

   At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ Mark D. Michael

                                        Mark D. Michael
                                        Secretary

August 27, 1997

                                3COM CORPORATION
                               5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145


                     ANNUAL FINANCIAL REPORT TO STOCKHOLDERS

   Subsequent to the end of its fiscal year ended May 31, 1997, 3Com Corporation consummated a merger with U.S. Robotics Corporation ("U.S. Robotics") on June 12, 1997. U.S. Robotics is the world's leading supplier of products and systems that provide access to information across the wide area network, including modems and remote access products. 3Com issued approximately 158 million shares of its common stock in exchange for all outstanding common stock of U.S. Robotics and assumed and exchanged all options to purchase U.S. Robotics' stock for options to purchase approximately 31 million shares of 3Com common stock. The transaction was accounted for as a pooling-of-interests. The following information has not been restated to include the operating results of U.S. Robotics, and does not represent the results of the combined company. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Event and Note 17 of Notes to Consolidated Financial Statements included elsewhere in this Annual Financial Report to Stockholders.

                      MARKET FOR COMPANY'S COMMON STOCK
                       AND RELATED STOCKHOLDER MATTERS


  Fiscal 1997          High     Low         Fiscal 1996          High     Low
---------------      -------  -------      ---------------     -------  -------
First Quarter        $50 7/8  $33 1/2      First Quarter       $40 7/8  $30 7/16
Second Quarter        76 1/2   45          Second Quarter       53 5/8   38 3/8
Third Quarter         81 3/8   33          Third Quarter        51 7/8   35 1/2
Fourth Quarter        51 1/8   24          Fourth Quarter       52       36 1/8


   3Com Corporation common stock has been traded in the over-the-counter market under the symbol COMS since the Company's initial public offering on March 21, 1984. The preceding table sets forth the high and low sales prices as reported on the Nasdaq Stock Market during the last two years (adjusted to reflect a two-for-one stock split paid on August 25, 1995 to stockholders of record as of August 4, 1995). As of May 31, 1997, the Company had approximately 4,900 stockholders of record. 3Com has not paid and does not anticipate it will pay cash dividends on its common stock.

                             SELECTED FINANCIAL DATA

   The  following  selected  financial  information  has been  derived  from the audited Consolidated  Financial  Statements.  The information set forth below is not necessarily  indicative of results of future operations,  and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition
and Results of Operations" and the Consolidated Financial Statements and related
Notes  thereto   included   elsewhere  in  this  Annual   Financial   Report  to
Stockholders.


  (DOLLARS IN THOUSANDS,                          YEARS ENDED MAY 31,
         EXCEPT              -------------------------------------------------------------
PER SHARE AND EMPLOYEE DATA)    1997         1996         1995         1994        1993
---------------------------  ----------   ----------   ----------   ----------   ---------
Sales                        $3,147,106   $2,327,101   $1,593,469   $1,011,533   $723,231
Net income (loss)               373,950      177,854      144,559      (11,870)    45,047
Net income (loss) per share:
 Primary                           2.02         1.01         0.85        (0.08)      0.31
Fully diluted                      2.01         1.00         0.84        (0.08)      0.30
------------------------------------------------------------------------------------------
Total assets                 $2,266,275   $1,525,117   $1,074,810   $  614,688   $458,869
Working capital               1,234,232      825,190      570,691      307,017    244,767
Long-term obligations           115,391      115,492      116,221        4,642      4,833
Retained earnings               736,881      379,358      200,030       73,686     98,699
Shareholders' equity          1,517,510      978,805      633,724      414,122    323,307

Number of employees               7,109        5,190        4,048        3,019      2,514
------------------------------------------------------------------------------------------

Net income for fiscal 1997 included a charge of approximately $6.6 million ($.04 per share) for merger- related costs. Net income for fiscal 1996 included a charge of approximately $69.0 million ($.28 per share) for merger-related costs, a charge of approximately $52.4 million ($.29 per share) for purchased in-process technology, and a charge of approximately $1.0 million (approximately
$.01 per share) for a litigation settlement. Net income for fiscal 1995 included a charge of approximately $68.7 million ($.25 per share) for purchased in-process technology, a charge of approximately $11.2 million ($.06 per share) for merger- related costs and a credit of $1.1 million ($.01 per share) for a reduction in accrued restructuring costs. Net loss for fiscal 1994 included a charge of approximately $134.5 million ($.82 per share) for purchased in-process technology, a gain of $17.7 million ($.07 per share) on the sale of an investment and a tax benefit of $1.2 million ($.01 per share) resulting from tax law changes. Net income for fiscal 1993 included a charge of approximately $1.3 million ($.01 per share) for non-recurring items. See Notes 3 and 12 to the Consolidated Financial Statements for additional information on the above transactions for fiscal years 1997, 1996 and 1995. Excluding the non- recurring items noted above, net income and net income per share on a fully diluted basis would have been as follows:


                                                      YEARS ENDED MAY 31,
       (DOLLARS IN THOUSANDS,       -----------------------------------------------------
       EXCEPT PER SHARE DATA)           1997       1996       1995       1994      1993
----------------------------------- ---------- ---------- ---------- ---------- ---------
Net income excluding non-recurring  $380,550   $280,033   $195,545   $103,713   $46,255
 items
Net income per share excluding non- $   2.05   $   1.58   $   1.14   $   0.66   $  0.31
 recurring items

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Annual Financial Report to Stockholders.

SUBSEQUENT EVENT

   On June 12, 1997, 3Com Corporation ("the Company") consummated a merger with U.S. Robotics Corporation (U.S. Robotics) the leading supplier of products and systems for accessing information across the wide area network, including modems and remote access products. The Company issued approximately 158 million shares of its common stock in exchange for all outstanding common stock of U.S. Robotics and assumed and exchanged all options to purchase U.S. Robotics' stock for options to purchase approximately 31 million shares of the Company's common stock. The transaction was accounted for as a pooling-of-interests. U.S. Robotics' sales and net income for the twelve months ended March 30, 1997 were $2,493.8 million and $237.3 million, respectively. As of March 30, 1997, U.S. Robotics' assets and stockholder's equity totaled $1,407.3 million and $863.5 million, respectively.

   The Company anticipates that as a result of the merger, the combined company will incur restructuring charges and direct transaction costs relating to the business combination, estimated to be between $325 million and $375 million. These non-recurring costs will be charged to operations in the first quarter of fiscal 1998. See Note 17 of Notes to Consolidated Financial Statements.

   The following information has not been restated to include the operating results of U.S. Robotics, and does not represent results of the combined company. The following discussion, including Business Environment and Risk Factors, represents 3Com on a standalone basis. For information regarding 3Com and U.S. Robotics on a combined basis, refer to the Joint Proxy
Statement/Prospectus dated May 8, 1997. For historical information regarding U.S. Robotics on a standalone basis, refer to its quarterly report on Form 10-Q for the quarter ended March 30, 1997, and its report on Form 10-K for the year ended September 29, 1996.

BUSINESS COMBINATIONS

   On October 31, 1996, the Company acquired OnStream Networks, Inc. (OnStream), a provider of Asynchronous Transfer Mode (ATM) and broadband wide area network
(WAN) and access products. The Company issued approximately 3.3 million shares of its common stock in exchange for all the outstanding stock of OnStream, and assumed and exchanged all options to purchase OnStream stock for options to purchase approximately 400,000 shares of the Company's common stock. The acquisition was accounted for as a pooling-of-interests. Financial data of the Company has been restated for the quarter ended August 31, 1996 to include the historical financial information of OnStream for that period. As the historical operations of OnStream were not significant to any period presented, the Company's financial statements for periods prior to fiscal 1997 have not been restated.

   To enhance its product offerings and accelerate its time-to-market in new technologies, the Company completed several business combinations in previous years. In fiscal 1996, the Company acquired Chipcom Corporation (Chipcom), a provider of computer networking multi-function platforms, including hubs, switching, and network management products, Primary Access Corporation (Primary Access), a provider of integrated network access systems, and AXON Networks, Inc. (AXON), a developer and manufacturer of remote network management and data network traffic management products. In fiscal 1995, the Company acquired Sonix Communications, Ltd. (Sonix), a provider of ISDN connectivity solutions in the United Kingdom, and NiceCom, Ltd. (NiceCom), an innovator of ATM technology, and Chipcom acquired Artel Communications Corporation (Artel), a provider of high-performance communication systems for the internetworking and video distribution markets and DSI ExpressNetworks, Inc. (DSI), a developer of intelligent hubs and internetworking products.

   The impact of acquisition-related charges on the Company's operating expenses, net income and earnings per share are discussed below. See Notes 3 and 12 of Notes to Consolidated Financial Statements for additional information on the above business combinations.

RESULTS OF OPERATIONS

   The following table sets forth for the fiscal years indicated, the percentage of total sales represented by the line items reflected in the Company's consolidated statements of income:

                                                  YEARS ENDED MAY 31,
                                            -----------------------------
                                             1997        1996        1995
                                            -----       -----       -----

Sales                                       100.0%      100.0%      100.0%
Cost of sales                                46.1        47.1        46.3
                                             ----        ----        ----
Gross margin                                 53.9        52.9        53.7
Operating expenses:
  Sales and marketing                        21.0        20.5        20.0
  Research and development                   10.7        10.0        10.5
  General and administrative                  4.1         4.2         4.2
  Non-recurring charges:
    Purchased in-process technology            --         2.2         4.3
    Acquisition-related charges and other     0.2         3.0         0.6
                                             ----        ----        ----
Total operating expenses                     36.0        39.9        39.6
                                             ----        ----        ----
Operating income                             17.9        13.0        14.1
Other income -- net                           0.7         0.3         0.3
                                             ----        ----        ----
Income before income taxes                   18.6        13.3        14.4
Income tax provision                          6.7         5.7         5.3
                                             ----        ----        ----
Net income                                   11.9%       7.6%        9.1%
                                             ====        ====        ====
Excluding non-recurring charges:
  Total operating expenses                   35.7%       34.6%       34.6%
  Operating income                           18.1        18.2        18.9
  Net income                                 12.1        12.0        12.3

COMPARISON OF FISCAL YEARS ENDED MAY 31, 1997 AND 1996

   Fiscal 1997 sales increased 35 percent to $3.1 billion from $2.3 billion in fiscal 1996. The Company believes that the increase in fiscal 1997 sales is due to several factors, including growth in the data networking market as the Internet, corporate intranets, client server applications and remote access services stimulate customers to migrate from shared to switched media and to larger bandwidth and higher speed technologies, such as Fast Ethernet and ATM, to support data, voice and video multimedia traffic. The Company also believes that the strength of the Company's product offerings at the edge of the network, including workgroup switches and hubs, the impact of a strong new product cycle in systems and adapter products, the continuous expansion of 3Com's product offerings, and the ability to deliver complete data networking solutions for different connectivity environments contributed to the increase in sales over the prior year.

   Although the Company experienced relatively strong year over year growth, the Company's growth rate has moderated in the last half of fiscal 1997. The Company believes this moderation reflects recent slowed growth in the networking industry, in combination with increased competitive pricing pressures in the form of aggressive price reductions and product promotions for certain products, particularly network adapters, stackable hubs, and workgroup switches. The Company also experienced declines in its router business, which the Company believes are primarily due to delays in certain large enterprise customer orders. The Company believes that the industry is transitioning from shared to switched networks, from lower to higher-speed technologies, and to more volume-based pricing and distribution, and that these transitions may be adversely affecting customer purchasing decisions. Competitive pricing pressures in adapters, stackable hubs and workgroup switches have resulted in average selling prices declining more rapidly than in the past. The Company believes such pricing trends, as well as the uncertainties created by the trend towards switched networks, may adversely affect the industry's and the Company's growth rates in the coming quarters, and consequently, the Company's historical growth rates should not be relied upon as an indication of its future performance. See Business Environment and Risk Factors discussed below.

   Sales of network systems products (i.e., internetworking platforms, remote access servers, hubs, switching products and customer service) increased 30 percent from fiscal 1996, and represented 57 and 59 percent of total sales in fiscal years 1997 and 1996, respectively. The increase in fiscal 1997 network systems product sales was led primarily by the SuperStack II workgroup switching family, the CELLplex ATM High-Function switching family, SuperStack II Ethernet and Fast Ethernet hubs, and the ONcore intelligent switching system. The increase in network systems products was partially offset by declines in sales of the AccessBuilder 8000 access concentrator. The Company experienced a significant increase in unit volume in workgroup switching products and Ethernet and Fast Ethernet stackable hubs, partially offset by a decline in average selling prices resulting from increased competition and pricing pressures. Customer service revenue is included in network systems products (previously this revenue was classified as other products), and accordingly, all sales composition and growth percentages reflect this reclassification.

   Sales of network adapters increased 45 percent from fiscal 1996, and represented 42 and 40 percent of total sales in fiscal years 1997 and 1996, respectively. The increase in fiscal 1997 network adapter sales represented a significant increase in unit volume, partially offset by a decline in average selling prices. The increase in sales was led primarily by the Fast EtherLink PCI adapters, the EtherLink PC Card adapters, and the EtherLink III family of network adapters. During the third quarter of fiscal 1997, a major competitor reduced its average selling prices on Fast Ethernet adapter products by approximately 40 percent. The Company immediately responded with similar price cuts. As a result, the Company has recently experienced an accelerated transition from 10 Mb Ethernet to Fast Ethernet adapters.

   Sales of other products represented one percent of total sales in fiscal 1997 and 1996, and are not significant to the Company's operations.

   Sales outside of the United States increased 36 percent from the same period a year ago, and comprised 53 percent of total sales in fiscal years 1997 and 1996. International sales increased in all major geographic regions, with especially strong growth in the Asia Pacific and Latin America regions, however, in the latter half of fiscal 1997, sales in certain European countries moderated. The Company believes that the growth in international sales is due primarily to the Company's continued global expansion through the opening of new sales offices, and the expansion of its worldwide field sales, service and support programs. Sales in the U.S. increased 34 percent compared to fiscal 1996. Substantially all of the Company's sales are denominated in U.S. Dollars. The Company's operations were not significantly impacted by fluctuations in foreign currency exchange rates in fiscal years 1997, 1996 and 1995.

   Gross margin as a percentage of sales was 53.9 percent in fiscal 1997, compared to 52.9 percent in fiscal 1996. The 1.0 percentage point increase in gross margin in fiscal 1997 primarily reflected an improved shipment mix of higher margin workgroup switching and hub products and lower margin network access concentrators, and lower product material costs of certain adapter products. Factors causing the increase in gross margin were partially offset by a higher mix of certain lower margin adapter products. During the third quarter of fiscal 1997, the Company reduced its average selling prices on Fast Ethernet adapter products by approximately 40 percent in response to the aforementioned increased competition, thus causing a recent decline in gross margins, which was not completely reflected in fiscal 1997. The Company believes that the competitive pricing pressures in the Fast Ethernet adapters, stackable hub and workgroup switching products may well result in future declines in gross margins.

   Total operating expenses in fiscal 1997 were $1,131.4 million, compared to $928.6 million in fiscal 1996. Excluding an acquisition-related charge of $6.6 million related to the acquisition of OnStream (see Note 12 of Notes to Consolidated Financial Statements), total operating expenses in fiscal 1997 would have been $1,124.8 million, or 35.7 percent of sales. Excluding an acquisition-related charge of $69.0 million related to the acquisition of
Chipcom, a charge of $52.4 million for purchased in-process technology associated with the acquisition of AXON and a charge of approximately $1.0 million for a settlement of litigation, total operating expenses in fiscal 1996 would have been $806.3 million, or 34.6 percent of sales.

   Sales and marketing expenses in fiscal 1997 increased $183.8 million or 39 percent from fiscal 1996. The increase in such expenses reflected increased costs associated with the 35 percent increase in sales, a 52 percent year-over-year increase in sales and marketing personnel, as the Company continued to invest in the expansion of its direct sales force, and an increase in the Company's customer support programs and marketing promotions. As a percentage of sales, sales and marketing expenses were 21.0 percent in fiscal 1997, compared to 20.5 percent in fiscal 1996.

   Research and development expenses in fiscal 1997 increased $102.2 million or 44 percent from the prior year. As a percentage of sales, research and development expenses increased to 10.7 percent in fiscal 1997, from 10.0 percent in fiscal 1996. The increase in research and development expenses was primarily attributable to the cost of developing 3Com's new products and technologies, primarily switching, network management and value-added software, and the Company's expansion into new technologies and markets. The Company believes the timely introduction of new technologies and products is crucial to its success, and plans to continue to make acquisitions or strategic investments to accelerate time to market where appropriate. As of May 31, 1997, most of the in-process research and development projects acquired in connection with the Company's business acquisitions have been completed. The Company estimates that the remaining costs in connection with the completion of outstanding acquired research and development projects are not significant, and are primarily made up of labor costs for design, prototype development and testing. The increase in research and development expenses is consistent with the Company's continued commitment to develop and introduce high quality, innovative products.

   General and administrative expenses in fiscal 1997 increased $32.6 million or 33 percent from the prior year. The increase in general and administrative expenses reflects the worldwide expansion of the Company's infrastructure through internal growth and acquisitions, including an increase in personnel of 35 percent compared to the prior year, increased investment in the Company's worldwide information systems and costs associated with the Company's expansion into the Asia Pacific region. As a percentage of sales, such expenses decreased to 4.1 percent in fiscal 1997, compared to 4.2 percent in fiscal 1996.

   Other income (net) was $20.9 million in fiscal 1997, compared to $6.8 million in fiscal 1996. These amounts consist primarily of interest income, which increased $12.8 million in fiscal 1997, due primarily to larger cash and investment balances.

   The Company's effective income tax rate was 36.0 percent in fiscal 1997. Excluding the merger costs associated with the OnStream merger which were not tax deductible, the effective tax rate for fiscal 1997 would have been 35.6 percent. The Company's effective income tax rate was 42.3 percent in fiscal 1996. Excluding the charge for purchased in-process technology associated with the acquisition of AXON, which was not tax deductible, and the nondeductible portion of the merger costs associated with the Chipcom acquisition, the effective tax rate for fiscal 1996 would have been 35.0 percent.

   Net income for fiscal 1997 was $374.0 million, or $2.01 per share, compared to net income of $177.9 million, or $1.00 per share for fiscal 1996. Excluding the aforementioned acquisition-related charge of $6.6 million, the Company would have realized net income of $380.6 million, or $2.05 per share for fiscal 1997. Net income for fiscal 1996 included the aforementioned acquisition-related charge of $69.0 million, the $52.4 million charge for purchased in-process technology and the $1.0 million charge for a litigation settlement. Excluding these charges, the Company would have realized net income of $280.0 million, or $1.58 per share for fiscal 1996.

COMPARISON OF FISCAL YEARS ENDED MAY 31, 1996 AND 1995

   Fiscal 1996 sales increased 46 percent to $2.3 billion from $1.6 billion in fiscal 1995. The Company believes that the increase in fiscal 1996 sales was due to several factors, including continued strength in the data networking market as customers migrate to new technologies such as LAN switching and Fast Ethernet, increases in worldwide personal computer sales, rapid growth in sales outside the U.S., and the continuous expansion of 3Com's product offerings and its ability to deliver complete data networking solutions for different connectivity environments.

   Sales of network systems products increased 56 percent from fiscal 1995, and represented 59 and 55 percent of total sales in fiscal years 1996 and 1995, respectively. The increase in fiscal 1996 network systems product sales was led primarily by the LinkBuilder FMS II stackable hub, the LANplex and LinkSwitch families of switching products, the AccessBuilder 8000 integrated network access system and the ONcore intelligent switching system. The increase in network systems products was partially offset by declines in sales of certain product lines acquired from Chipcom.

   Sales of network adapters increased 35 percent from fiscal 1995, and represented 40 and 43 percent of total sales in fiscal years 1996 and 1995, respectively. The increase in fiscal 1996 network adapter sales represented a significant increase in unit volume, primarily the result of increased sales of the EtherLink III network adapter and the EtherLink PC Card adapter and the introduction of the Fast EtherLink PCI adapter. The trend toward decreasing average selling prices in all adapter products continued in fiscal 1996, but was mostly offset by the increased mix of Fast Ethernet and PC Card products, which carry higher average selling prices.

   Sales of other products represented one percent of total sales in fiscal 1996 and two percent of total sales in fiscal 1995, and were not significant to the Company's operations.

   Sales outside of the United States increased 48 percent from the same period a year ago, and comprised 53 percent of total sales in fiscal 1996, compared to 52 percent in fiscal 1995. The Company believes that the increase in international sales was a result of strong growth in the Asia Pacific region, the breadth of the Company's product offerings, its continued global expansion through the opening of new sales offices in Asia, Latin America and Europe, and the expansion of worldwide service and support programs. Sales in the U.S. increased 44 percent compared to fiscal 1995.

   Gross margin as a percentage of sales was 52.9 percent in fiscal 1996, compared to 53.7 percent in fiscal 1995. The 0.8 percentage point reduction in gross margin in fiscal 1996 resulted primarily from a higher mix of certain lower margin adapter and network access system products and increased provisions for obsolete and excess inventory. Factors causing the decline in gross margin were partially offset by a favorable shipment mix toward the Company's switching products and reductions in adapter product material costs.

   Total operating expenses in fiscal 1996 were $928.6 million, compared to $630.9 million in fiscal 1995. Excluding the acquisition-related charge of $69.0 million related to the acquisition of Chipcom, the charge of $52.4 million for purchased in-process technology associated with the acquisition of AXON, and a charge of approximately $1.0 million for a settlement of litigation (see Note 12 of Notes to Consolidated Financial Statements), total operating expenses in fiscal 1996 would have been $806.3 million, or 34.6 percent of sales. Excluding a charge of $68.7 million for purchased in-process technology associated with the acquisitions of NiceCom and DSI, a non-recurring charge of $10.1 million, which consisted of approximately $11.2 million in merger transaction costs associated with the acquisitions of Artel, Primary Access and Sonix, and a credit of $1.1 million for the reduction in accrued costs relating to the fiscal 1991 restructuring, total operating expenses in fiscal 1995 would have been $552.1 million, or 34.6 percent of sales.

   Sales and marketing expenses in fiscal 1996 increased $156.5 million or 49 percent from fiscal 1995. The increase in such expenses reflected increased selling costs related to the 46 percent increase in sales, higher costs associated with marketing promotions and sales support programs, and a year-over-year increase in sales and marketing personnel of 35 percent. The Company believes the increase in sales and marketing expenses was also a direct result of the Chipcom acquisition. As a percentage of sales, sales and marketing expenses were 20.5 percent in fiscal 1996, compared to 20.0 percent in fiscal 1995.

   Research and development expenses in fiscal 1996 increased $66.8 million or 40 percent from the prior year. The increase in research and development expenses was primarily attributable to the cost of developing new products, including the Company's expansion into new technologies and markets. Full time research and development personnel increased 27 percent in fiscal 1996. As a percentage of sales, research and development expenses were 10.0 percent in fiscal 1996, compared to 10.5 percent in fiscal 1995.

   General and administrative expenses in fiscal 1996 increased $30.9 million or 47 percent from the prior year. The increase in general and administrative expenses reflected the worldwide expansion of the Company's infrastructure through internal growth and acquisitions. As a percentage of sales, such expenses remained flat at 4.2 percent in fiscal 1996 and 1995.

   Other income (net) was $6.8 million in fiscal 1996, compared to $4.9 million in fiscal 1995. The fiscal 1996 increase was primarily caused by interest income, which increased $9.3 million in fiscal 1996, due to larger cash and investment balances and higher interest rates. Partially offsetting this increase in other income was the issuance of $110.0 million of convertible subordinated notes in the second quarter of fiscal 1995, which in addition to increasing cash balances, contributed to an increase in interest expense of $5.5 million in fiscal 1996.

   The Company's effective income tax rate was 42.3 percent in fiscal 1996. Excluding the purchased in-process technology charge associated with the acquisition of AXON, which was not tax deductible, and the nondeductible portion of the merger costs associated with the Chipcom acquisition, the effective tax rate would have been 35.0 percent. The Company's effective income tax rate was
36.9 percent in fiscal 1995. Excluding the charges for purchased in-process technology associated with the acquisitions of NiceCom and DSI and the merger costs associated with the Sonix and Primary Access acquisitions, which were not tax deductible, the effective tax rate would have been 36.0 percent.

   Net income for fiscal 1996 was $177.9 million, or $1.00 per share, compared to net income of $144.6 million, or $0.84 per share for fiscal 1995. Net income for fiscal 1996 included the aforementioned acquisition-related charge of $69.0 million, the $52.4 million charge for purchased in-process technology and the $1.0 million charge for a litigation settlement. Excluding these charges, the Company would have realized net income of $280.0 million, or $1.58 per share for fiscal 1996. Net income for fiscal 1995 included the aforementioned $68.7 million charge for purchased in-process technology, the $11.2 million charge for merger costs and the $1.1 million credit for the reduction in the restructuring reserve. Excluding these charges and credits, the Company would have realized net income of $195.5 million, or $1.14 per share for fiscal 1995.

BUSINESS ENVIRONMENT AND RISK FACTORS

   This report contains certain forward looking statements, including statements regarding future trends in sales, gross margin, expense and liquidity levels, and the amount of the expected non-recurring charge to operations for the U.S. Robotics merger. Actual results could vary materially based upon a number of factors, including but not limited to those set forth below. The Company's future operating results may be affected by various trends and factors which the Company must successfully manage in order to achieve favorable operating results. In addition, there are trends and factors beyond the Company's control which affect its operations. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, the cautionary statements set forth below identify important factors that could cause actual results to differ materially from those in any forward-looking statements which may be contained in this report. Such trends and factors include, but are not limited to, adverse changes in general economic conditions or conditions in the specific markets for the Company's products, governmental regulation or intervention affecting communications or data networking, fluctuations in foreign exchange rates, and other factors, including those listed below.

   The Company participates in a highly volatile and rapidly growing industry which is characterized by vigorous competition for market share and rapid technological development carried out amidst uncertainty over adoption of industry standards and protection of proprietary intellectual property rights. This has in the past resulted and could result in aggressive pricing practices, such as those recently adopted by a competitor in the adapter market, and growing competition, both from start-up companies and from well-capitalized computer systems and communications companies. The Company's ability to compete in this environment depends upon a number of competitive and market factors, and is subject to the risks set forth in this report and other factors.

   The market for the Company's products is intensely competitive and characterized by rapidly changing technology. The Company's success depends, in substantial part, on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting data networking, or in market demand for products based on a particular technology, such as the recent change from shared to switched networks and the slowdown in sales of certain products for the edge of the network, could have a material adverse effect on the Company's operating results if the Company does not respond timely and effectively to such changes. The Company is engaged in research and development activities in certain emerging LAN and WAN high-speed technologies, such as ATM, ISDN, DSL, Fast Ethernet, Gigabit Ethernet and data-over-cable. As the industry standardizes on high- speed technologies, there can be no assurance that the Company will be able to respond promptly and cost-effectively to compete in the marketplace. In addition, if the PC industry migrates toward standardizing the integration of network interface capabilities on the PC motherboard, and if the Company does not manage its business to cost-effectively transition toward this technology, it could have an adverse impact on the Company.

   Although long-term annual growth rates for the networking industry have recently been in the 30 to 50 percent range, there can be no assurance that this industry growth rate will continue at the same level, or that the Company's results in any particular quarter will fall within that range. In particular, based on recent softening of demand for networking products and competitive pricing pressures, the Company anticipates that its results may fall below those levels in the coming quarters.

   The Company's customers historically request fulfillment of orders in a short period of time, resulting in a minimal backlog. Quarterly sales and results of operations generally depend on the volume and timing of orders, and the ability to fulfill them within the quarter. As a result, the lack of backlog provides limited visibility to the Company's future sales trends.

   Recruiting and retaining skilled personnel, especially in certain locations in which the Company operates, is highly competitive. Unless the Company can successfully recruit and retain such personnel, the Company's ability to achieve continued growth in sales and earnings may be adversely affected.

   The Company operates in an industry in which the ability to compete is dependent on the development or acquisition of proprietary technology, which must be protected both to preserve the benefits of exclusive use of the Company's own technology, and enable the Company to license technology from other parties on acceptable terms. The Company attempts to protect its intellectual property rights through a combination of patents, copyrights, trademarks and trade secret laws. There can be no assurance that the steps taken by the Company will be sufficient to prevent misappropriation of intellectual properties or that competitors will not independently develop technologies that are equivalent or superior to the technologies of the Company.

   Some key components of the Company's products are currently available only from single sources. There can be no assurance that in the future the Company's suppliers will be able to meet the Company's demand for components in a timely and cost-effective manner. The Company's operating results and customer relationships could be adversely affected by either an increase in prices for, or an interruption or reduction in supply of, any key components.

   The Company distributes a significant portion of its products through third party distributors and resellers. Due to consolidation in the distribution and reseller channels and the Company's increased volume of sales into these channels, the Company has experienced an increased concentration of credit risk. While the Company continually monitors and manages this risk, financial difficulties on the part of one or more of the Company's resellers may have a material adverse effect on the Company. Likewise, the Company's expansion into certain emerging geographic markets, characterized by economic and political instability and currency fluctuations, may subject the Company's resellers to financial difficulties which may have an adverse impact on the Company.

   The Company will continue to invest in expanding its sales, marketing, service, logistics and manufacturing operations worldwide. The Company's sales and earnings may be adversely affected unless the Company can successfully assimilate and train new employees in a timely manner. The Company may also be adversely affected if it cannot successfully expand its sales and distribution capabilities, in particular, the new manufacturing and distribution facility in the Asia Pacific region, in a timely manner.

   Acquisitions of complementary businesses and technologies, including technologies and products under development, are an active part of the Company's overall business strategy. Certain of the Company's major competitors have also been engaged in merger and acquisition transactions. Such consolidations by competitors are creating entities with increased market share, customer base, technology and marketing expertise, sales force size, or proprietary technology in segments in which the Company competes. These developments may adversely affect the Company's ability to compete in such segments.

   On June 12, 1997, the Company merged with U.S. Robotics (see Note 17 of Notes to Consolidated Financial Statements) and has completed several other acquisitions in recent years. There can be no assurance that products, technologies, distribution channels, management information systems, key personnel and businesses of acquired companies will be effectively assimilated into the Company's business or product offerings, or that such integration will not adversely affect the Company's business, financial condition or results of operations. The difficulties of such integration may be increased by the size and number of such acquisitions and the requirements of coordinating geographically separated organizations, such as the U.S. Robotics merger. There can be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Company's sales or earnings, or that the sales, earnings and technologies under development from acquired businesses will not be adversely affected by the integration process or other general factors. If the Company is not successful in the integration of such acquisitions, there could be an adverse impact on the financial results of the Company.

   The high-growth nature of the computer networking industry, coupled with critical time-to-market factors, has caused increased competition and consolidation. As a result, there has been a significant increase in the acquisition cost of computer networking companies. Future acquisitions are therefore more likely to result in costs that are material to the Company's operations. There can be no assurance that the Company will continue to be able to identify and consummate suitable acquisition transactions in the future. However, should the Company consummate acquisitions in the future, the impact may result in increased dilution of the Company's earnings.

   The Company's business is characterized by the continuous introduction of new products and the management of the transition of those products from prior generations of technology or product platforms. In each product transition cycle, the Company faces the challenge of managing the inventory of its older products, including materials, work-in-process, and products held by resellers. If the Company is not successful in managing these transitions, there could be an adverse impact on the financial results of the Company.

   The Company's products are covered by product warranties and the Company may be subject to contractual commitments concerning product features or performance. If unexpected circumstances arise such that the product does not perform as intended and the Company is not successful in resolving product quality or performance issues, there could be an adverse impact on sales and earnings.

   The market price of the Company's common stock has been, and may continue to be, extremely volatile. Factors such as new product or pricing announcements by the Company or its competitors, quarterly fluctuations in the Company's operating results, challenges associated with integration of businesses and general conditions in the data networking market, such as a decline in industry growth rates, may have a significant impact on the market price of the Company's common stock. These conditions, as well as factors which generally affect the market for stocks of high technology companies, could cause the price of the Company's stock to fluctuate substantially over short periods.

   Notwithstanding the Company's increased geographical diversification, the Company's corporate headquarters and a large portion of its research and development activities and other critical business operations are located in California, near major earthquake faults. The Company's business, financial condition and operating results could be materially adversely affected in the event of a major earthquake.

   Because of the foregoing factors, as well as other factors affecting the Company's operating results, past trends and performance should not be presumed by investors to be an accurate indicator of future results or trends.

LIQUIDITY AND CAPITAL RESOURCES

   Cash, cash equivalents and temporary cash investments at May 31, 1997 were $889.9 million, increasing $390.6 million, or 78 percent from May 31, 1996. At the end of fiscal 1996, cash, cash equivalents and temporary cash investments were $499.3 million.

   For the fiscal year ended May 31, 1997, net cash generated from operating activities was $600.9 million. Trade receivables at May 31, 1997 increased $164.3 million to $523.5 million from May 31, 1996. Days sales outstanding in receivables was 57 days at the end of fiscal 1997, compared to 49 days at the end of fiscal 1996. The increase in the days sales outstanding metric was primarily a result of the non-linearity of sales during the fourth quarter of fiscal 1997. Inventory levels at May 31, 1997 decreased $12.3 million from the prior fiscal year-end to $228.8 million. Inventory turnover increased to 6.5 turns at May 31, 1997, compared to 5.4 turns at May 31, 1996.

   During the fiscal year ended May 31, 1997, the Company made $247.8 million in capital expenditures. Major capital expenditures included purchases and upgrades of desktop systems, purchases of land in Santa Clara, California, the U.K. and Ireland, upgrades and additions to product manufacturing lines and facilities in Ireland and Santa Clara, purchase of a building in the U.K., and the continuing development of the Company's worldwide information systems. As of May 31, 1997, the Company had outstanding approximately $95 million in capital expenditure commitments primarily associated with the construction and expansion of office and manufacturing space in the U.K., Singapore, and Ireland.

   During the year ended May 31, 1997, the Company received cash of $68.7 million from the sale of its common stock to employees through its employee stock purchase and option plans.

   During the third quarter of fiscal 1997, the Company signed an operating lease which combines and replaces three prior operating lease agreements on the Company's existing headquarters site and on land adjacent to its existing headquarters site. The combined lease includes approximately 870,000 square feet of office and manufacturing space and two parking garages, and expires in November 2001 with an option to extend the lease term for two successive periods of five years each. The Company has an option to purchase the combined property for $152.6 million, or at the end of the lease arrange for the sale of the property to a third party with the Company retaining an obligation to the owner for the difference between the sale price and $152.6 million, subject to certain provisions of the lease. Lease payments on the new lease commenced in the third quarter of fiscal 1997 and are not materially different from the aggregate payments under the previously separate leases.

   During the second quarter of fiscal 1997, a wholly-owned subsidiary of the Company signed a lease for seven acres of land in Changi, Republic of Singapore. The Company began construction of 325,000 square feet of office and manufacturing space in December 1996, and plans to occupy the manufacturing facility in the third quarter of fiscal 1998.

   During the second quarter of fiscal 1997, the Company purchased a 14 acre parcel of land and signed a lease for an adjacent 58 acre parcel of land, both of which are near its existing headquarters in Santa Clara. The lease expires in November 1998 with an option to extend the lease term for two successive periods of five years each. The Company has an option to purchase the property for $49.5 million, or at the end of the lease arrange for the sale of the property to a third party with the Company retaining an obligation to the owner for the difference between the sale price and $49.5 million, subject to certain provisions of the lease.

   The three aforementioned leases require the Company to maintain specified financial covenants, all of which the Company was in compliance with as of May 31, 1997.

   The Company has a $100 million revolving bank credit agreement which expires December 20, 1999. Payment of cash dividends are permitted under the credit agreement, subject to certain limitations based on net income levels of the Company. The Company has not paid and does not anticipate it will pay cash dividends on its common stock. The credit agreement requires the Company to maintain specified financial covenants. As of May 31, 1997, there were no outstanding borrowings under the credit agreement and the Company was in compliance with all required covenants.

   The Company anticipates a significant decrease in cash and cash equivalents and temporary cash investments in the first half of fiscal 1998 to retire some or all of U.S. Robotics' existing debt, and to fund the cash components of the merger reserve. See Note 17 of Notes to Consolidated Financial Statements.

   Based on current plans and business conditions, the Company believes that its existing cash and cash equivalents, temporary cash investments, cash to be generated from operations and the available revolving credit agreement will be sufficient to satisfy anticipated operating cash requirements for at least the next twelve months.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENT

   In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share." This Statement establishes and simplifies standards for computing and presenting earnings per share. SFAS 128 will be effective for the Company's third quarter of fiscal 1998, and requires restatement of all previously reported earnings per share data that are presented. Early adoption of this Statement is not permitted. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. The Company expects that basic earnings per share amounts will be accretive compared to the Company's primary earnings per share amounts, and diluted earnings per share amounts will not be materially different from the Company's fully diluted earnings per share amounts.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of 3Com Corporation:

We have audited the consolidated balance sheets of 3Com Corporation and its subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the fiscal 1996 merger of 3Com Corporation with Chipcom Corporation, which has been accounted for as a pooling-of-interests as described in Note 3 to the consolidated financial statements. We did not audit the consolidated statements of income, shareholders' equity, and cash flows of Chipcom Corporation for the year ended December 31, 1994, which were combined with 3Com Corporation's statements for the year ended May 31, 1995, and reflect revenues of $267,776,000, and net income of $18,560,000. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Chipcom Corporation for fiscal year 1995, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 3Com Corporation and its subsidiaries at May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP



San Jose, California
June 23, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chipcom Corporation

In our opinion, the consolidated statements of income, of stockholders' equity and of cash flows of Chipcom Corporation and its subsidiaries (not presented separately herein) present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Chipcom Corporation for any period subsequent to December 31, 1994.

/s/ Price Waterhouse
-----------------------
LLP PRICE WATERHOUSE LLP


Boston, Massachusetts
February 7, 1995

                        CONSOLIDATED STATEMENTS OF INCOME

                                                     YEARS ENDED MAY 31,
                                            ------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE
DATA)                                           1997         1996         1995
                                            ----------   ----------   ----------

Sales                                       $3,147,106   $2,327,101   $1,593,469
Cost of sales                                1,452,350    1,096,846      738,093
                                            ----------   ----------   ----------
Gross margin                                 1,694,756    1,230,255      855,376
Operating Expenses:
  Sales and marketing                          659,573      475,769      319,310
  Research and development                     335,266      233,107      166,327
  General and administrative                   129,952       97,395       66,462
  Purchased in-process technology                  --        52,353       68,696
  Acquisition-related charges and other          6,600       69,950       10,125
                                            ----------   ----------   ----------
Total                                        1,131,391      928,574      630,920
                                            ----------   ----------   ----------
Operating income                               563,365      301,681      224,456
Other income-net                                20,889        6,788        4,895
                                            ----------   ----------   ----------
Income before income taxes                     584,254      308,469      229,351
Income tax provision                           210,304      130,615       84,792
                                            ----------   ----------   ----------
Net income                                  $  373,950   $  177,854   $  144,559
                                            ==========   ==========   ==========
Net income per common and equivalent share:
  Primary                                   $     2.02   $     1.01   $     0.85
  Fully diluted                             $     2.01   $     1.00   $     0.84
Common and equivalent shares used
 in computing per share amount:
  Primary                                      185,316      176,517      169,443
  Fully diluted                                186,019      176,972      171,079


See Notes to Consolidated Financial Statements.

                         CONSOLIDATED BALANCE SHEETS


                                                          YEARS ENDED MAY 31,
                                                        -----------------------
(DOLLARS IN THOUSANDS)                                       1997         1996
                                                        ----------   ----------
ASSETS
Current Assets:
  Cash and cash equivalents                             $  351,237   $  216,759
  Temporary cash investments                               538,706      282,578
  Trade receivables, less allowance for doubtful
   accounts ($37,259 and $26,921 in 1997 and 1996,
   respectively)                                           523,501      359,182
  Inventories                                              228,754      241,018
  Deferred income taxes                                    108,360       79,259
  Other                                                     80,725       60,915
                                                        ----------   ----------
Total current assets                                     1,831,283    1,239,711

Property and equipment -- net                              377,349      246,652
Deposits and other assets                                   57,643       38,754
                                                        ----------   ----------
Total                                                   $2,266,275   $1,525,117
                                                        ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                      $  148,846   $  120,211
  Accrued and other liabilities                            279,263      211,620
  Income taxes payable                                     168,942       82,690
                                                        ----------   ----------
Total current liabilities                                  597,051      414,521

Long-term debt                                             110,000      110,000
Other long-term obligations                                  5,391        5,492
Deferred income taxes                                       36,323       16,299

Shareholders' Equity:
  Preferred stock, no par value, 3,000,000 shares
   authorized; none outstanding                               --           --
  Common stock, $.01 par value, 400,000,000 shares
   authorized; shares outstanding: 1997--178,373,867;
   1996--168,799,586                                       784,685      597,452
Unamortized restricted stock grants                         (5,165)      (4,487)
Retained earnings                                          736,881      379,358
Unrealized net gain on available-for-sale securities         2,320        7,159
Accumulated translation adjustments                         (1,211)        (677)
                                                        ----------   ----------
Total shareholders' equity                               1,517,510      978,805
                                                        ----------   ----------
Total                                                   $2,266,275   $1,525,117
                                                        ==========  ===========

See Notes to Consolidated Financial Statements.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                        UNREALIZED NET
                                                                        GAIN (LOSS) ON
                                                 UNAMORTIZED               AVAILABLE    ACCUMULATED
                              COMMON STOCK       RESTRICTED    RETAINED     FOR-SALE    TRANSLATION
(IN THOUSANDS)             SHARES     AMOUNT    STOCK GRANTS   EARNINGS    SECURITIES    ADJUSTMENTS     TOTAL
                           -------   --------   ------------   --------    ----------    -----------   ----------
BALANCES, JUNE 1, 1994     151,288   $340,943   $  (202)       $ 73,686   $   --        $  (305)       $  414,122
Common stock issued under
 stock plans and for
 business acquisitions       8,494     44,364    (2,128)                                                   42,236
Repurchase of common stock  (1,570)    (2,674)                  (16,916)                                  (19,590)
Tax benefit from employee
 stock transactions                    45,794                                                              45,794
Amortization of restricted
 stock grants                                       293                                                       293
Stock options assumed in
 connection with
 acquisitions                           6,508                                                               6,508
Adjustment to conform
 pooled entity-Sonix         2,416        844                    (2,079)                     (69)          (1,304)
Adjustment to conform
 fiscal year of pooled         284        143                       780                                       923
 entity-Primary Access
Unrealized loss on
 available-for-sale
 securities                                                                   (22)                            (22)
Accumulated translation
 adjustments                                                                                 205              205
Net income                                                      144,559                                   144,559
                           -------   --------   -------        --------   -------        -------       ----------
BALANCES, MAY 31, 1995     160,912    435,922    (2,037)        200,030       (22)          (169)         633,724

Common stock issued under
 stock plans                 7,619     74,648    (3,502)                                                   71,146
Repurchase of common stock     (23)       (52)                     (923)                                     (975)
Tax benefit from employee
 stock transactions                    79,774                                                              79,774
Amortization of restricted
 stock grants                                     1,052                                                     1,052
Stock options assumed in
 connection with
 acquisitions                           3,671                                                               3,671
Adjustment to conform
 fiscal year of pooled
 entity-Chipcom                292      3,489                     2,397       151                           6,037
Unrealized gain on
 available-for-sale
 securities                                                                 7,030                           7,030
Accumulated translation
 adjustments                                                                                (508)            (508)
Net income                                                      177,854                                   177,854
                           -------   --------   -------        --------   -------        -------       ----------
BALANCES, MAY 31, 1996     168,800    597,452    (4,487)        379,358     7,159           (677)         978,805

Common stock issued under
 stock plans                 6,282     71,102    (2,412)                                                   68,690
Tax benefit from employee
 stock transactions                    90,757                                                              90,757
Amortization of restricted
 stock grants                                     1,734                                                     1,734
Adjustment to conform
 pooled entity-OnStream      3,292     25,374                   (16,427)                                    8,947
Unrealized loss on
 available-for-sale
 securities                                                                (4,839)                         (4,839)
Accumulated translation
 adjustments                                                                                (534)            (534)
Net income                                                      373,950                                   373,950
                           -------   --------   -------        --------   -------        -------       ----------
BALANCES, MAY 31, 1997     178,374   $784,685   $(5,165)       $736,881   $ 2,320        $(1,211)      $1,517,510
                           =======   ========   =======        ========   =======        =======       ==========

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED MAY 31,
                                                   -----------------------------------
(DOLLARS IN THOUSANDS)                                 1997         1996         1995
                                                   ---------    ---------    ---------
Cash flows from operating activities:
 Net income                                        $ 373,950    $ 177,854    $ 144,559
 Adjustments to reconcile net income to cash
   provided by operating activities:
  Depreciation and amortization                      140,540       90,969       57,687
  Deferred income taxes                               (4,498)      (7,474)     (27,980)
  Purchased in-process technology                       --         52,353       68,696
  Adjustments to conform pooled entities               4,850       (3,048)       3,013
  Non-cash acquisition-related charges and other        --         44,320       (1,100)
  Changes in assets and liabilities net of
    effects of acquisitions:
   Trade receivables                                (162,960)    (124,753)     (87,348)
   Inventories                                         8,140      (71,852)     (81,738)
   Other current assets                              (29,741)     (21,088)     (13,667)
   Accounts payable                                   28,010       11,636       48,754
   Accrued and other liabilities                      65,573       57,707       44,934
   Income taxes payable                              177,009      103,719       82,429
                                                   ---------    ---------    ---------
Net cash provided by operating activities            600,873      310,343      238,239
                                                   ---------    ---------    ---------
Cash flows from investing activities:
 Purchase of property and equipment                 (247,803)    (179,982)    (100,706)
 Purchase of temporary cash investments             (479,249)    (301,960)    (246,313)
 Proceeds from temporary cash investments            221,228      231,904      140,377
 Businesses acquired in purchase transactions           --        (60,246)     (70,174)
 Other--net                                          (26,654)      (9,874)      (1,378)
                                                   ---------    ---------    ---------
Net cash used for investing activities              (532,478)    (320,158)    (278,194)
                                                   ---------    ---------    ---------
Cash flows from financing activities:
 Common stock issued under stock plans                68,690       71,146       38,556
 Repayments of notes payable and capital
   lease obligations                                  (1,740)      (2,997)      (7,263)
 Repurchase of common stock                             --           (975)     (19,590)
 Net proceeds from issuance of debt                     --           --        107,330
 Other--net                                             (867)        (508)         205
                                                   ---------    ---------    ---------
Net cash provided by financing activities             66,083       66,666      119,238
                                                   ---------    ---------    ---------
Increase in cash and cash equivalents                134,478       56,851       79,283
Cash and cash equivalents at beginning of year       216,759      159,908       80,625
                                                   ---------    ---------    ---------
Cash and cash equivalents at end of year           $ 351,237    $ 216,759    $ 159,908
                                                   =========    =========    =========
Other cash flow information:
 Interest paid                                     $  11,830    $  12,961    $   5,903
 Income taxes paid                                    46,523       34,921       33,272
 Non-cash investing and financing activities--
  Tax benefit from employee stock option
    transactions                                      90,757       79,774       45,794
  Fair value of stock issued and options assumed
    in business combinations                            --          3,671       10,188

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS

   Description of business. 3Com Corporation, founded in 1979, is committed to providing customers global access to critical information through high-speed networks designed to serve large enterprises, Internet service providers, small businesses and homes. 3Com offers a broad range of networking products which include routers, switches, hubs, remote access servers, adapters and network management software for Ethernet, Token Ring, FDDI, ATM and other high-speed networks. Headquartered in Santa Clara, California, 3Com has worldwide research and development, manufacturing, marketing, sales and support capabilities.

   On June 12, 1997, the Company merged with U.S. Robotics Corporation (U.S. Robotics). U.S. Robotics is one of the world's leading suppliers of products and systems that provide access to information. U.S. Robotics designs, manufactures, markets and supports remote access servers, enterprise communications systems and desktop and mobile client products, including modems, LAN adapter cards, hand-held computing devices and telephony products, that connect computers and other equipment over analog, digital, wireless and switched cellular networks, enabling users to gain access to, manage, and share data, fax, voice, sound and video information. The accompanying Consolidated Financial Statements and related Notes thereto have not been restated to include the operating results and financial position of U.S. Robotics. See Note 17.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

   Use of estimates in the preparation of financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Principles of consolidation. The consolidated financial statements include the accounts of 3Com Corporation and its wholly-owned subsidiaries (the
"Company"). All significant intercompany balances and transactions are eliminated in consolidation.

   Cash equivalents are highly liquid debt investments acquired with a maturity of three months or less.

   Temporary cash investments consist of short-term investments acquired with maturities exceeding three months. While the Company's intent is to hold debt securities to maturity, consistent with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has classified all securities as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. Such securities are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of shareholders' equity, net of applicable taxes.

   Concentration of credit risk and major customers. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company invests in instruments with an investment credit rating of AA and better. The Company also places its investments for safekeeping with high-credit-quality financial institutions, and by policy, limits the amount of credit exposure from any one financial institution.

   Due to consolidation in the distribution and reseller channels and the Company's increased volume of sales into these channels, the Company has experienced an increased concentration of credit risk, and, as a result, may maintain individually significant receivable balances with such distributors. While the Company continuously monitors and manages this risk, financial difficulties on the part of one or more of the Company's resellers may have a material adverse effect on the Company. As of and for the year ended May 31, 1997, the Company had one customer which accounted for 13 percent of total sales and 15 percent of trade receivables. The Company did not have any customers which individually accounted for more than 10 percent of total sales or trade receivables for fiscal years 1996 and 1995.

   Inventories are stated at the lower of standard cost (which approximates first-in, first-out cost) or market.

   Property and equipment is stated at cost. Equipment under capital leases is stated at the lower of fair market value or the present value of the minimum lease payments at the inception of the lease.

   In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted this statement effective as of the beginning of fiscal 1997. The adoption did not have a material effect on the Company's consolidated financial statements.

   Depreciation and amortization are computed over the shorter of the estimated useful lives, lease terms, or terms of license agreements of the respective assets, on a straight-line basis -- generally 2-7 years, except for buildings which are depreciated over 25 years.

   Purchased technology is included in other assets and is amortized over four years.

   Revenue recognition. The Company recognizes revenue when the product has been shipped, no material vendor or post-contract support obligations remain outstanding, except as provided by a separate service agreement, and collection of the resulting receivable is probable. The Company accrues related product return reserves, warranty and royalty expenses at the time of sale. Service and subscription revenue is recognized over the contract term. The Company extends limited product return and price protection rights to certain distributors and resellers. Such rights are generally limited to a certain percentage of sales over a three to six-month period. Historically, actual amounts recorded for product returns and price protection have not varied significantly from estimated amounts. The Company warrants products for periods ranging from 90 days to life, depending upon the product.

   Foreign currency translations. Substantially all of the Company's revenues are denominated in U.S. dollars. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of income are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translation are accumulated as a separate component of shareholders' equity.

   For foreign operations with the U.S. dollar as the functional currency, assets and liabilities are translated at the year-end exchange rates except for inventories, prepaid expenses, and property and equipment, which are translated at historical exchange rates. Statements of income are translated at the average exchange rates during the year except for those expenses related to balance sheet amounts that are translated using historical exchange rates. Gains or losses resulting from foreign currency translation are included in other income
- net in the statements of income and were not significant for any of the years presented.

   Stock-based compensation. In October 1995, the FASB issued SFAS 123, "Accounting for Stock- Based Compensation." As permitted under the provisions of SFAS 123, the Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25) and related Interpretations in accounting for its stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards. See Note 9.

   Net income per common and equivalent share is computed using the weighted average number of common and common equivalent shares outstanding including the dilutive effects of stock options, using the treasury stock method. The effect of the assumed conversion of the 10.25% convertible subordinated notes was antidilutive for the periods presented.

   Effects of recent accounting pronouncement. In February 1997, the FASB issued SFAS 128, "Earnings per Share." This Statement establishes and simplifies standards for computing and presenting earnings per share. SFAS 128 will be effective for the Company's third quarter of fiscal 1998, and requires restatement of all previously reported earnings per share data that are presented. Early adoption of this

Statement is not permitted. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. The Company expects that basic earnings per share amounts will be accretive compared to the Company's primary earnings per share amounts, and diluted earnings per share amounts will not be materially different from the Company's fully diluted earnings per share amounts.

NOTE 3: BUSINESS COMBINATIONS

   Unless otherwise stated, for acquisitions accounted for under the pooling-of-interests method, all financial data of the Company has been restated to include the historical financial data of these acquired companies. No significant adjustments were required to conform the accounting policies of the acquired companies. For acquisitions accounted for as purchases, the Company's consolidated results of operations include the operating results of the acquired companies from their acquisition dates. Acquired assets and liabilities were recorded at their estimated fair values at the dates of acquisition, and the aggregate purchase price plus costs directly attributable to the completion of acquisitions have been allocated to the assets and liabilities acquired.

   For the Year Ended May 31, 1997. On October 31, 1996, the Company acquired OnStream Networks, Inc. (OnStream) by issuing approximately 3.3 million shares of its common stock in exchange for all the outstanding stock of OnStream. The Company also assumed and exchanged all options to purchase OnStream stock for options to purchase approximately 400,000 shares of the Company's common stock. The acquisition was accounted for as a pooling-of-interests. Financial data of the Company has been restated for the quarter ended August 31, 1996 to include the historical financial information of OnStream for that period, in accordance with generally accepted accounting principles and pursuant to Regulation S-X. Such restatement increased the Company's sales and decreased net income by $3.2 million and $1.5 million, respectively, for the quarter ended August 31, 1996. Financial information as of May 31, 1997 and for the year then ended reflects the Company's and OnStream's operations for those periods. As the historical operations of OnStream were not significant to any period presented, the Company's financial statements for periods prior to fiscal 1997 have not been restated. The financial effect of the results of operations of OnStream prior to fiscal 1997 has been accounted for as a $16.4 million charge against retained earnings in fiscal 1997. As a result of the acquisition, in the second quarter of fiscal 1997 the Company recorded acquisition-related charges, primarily transaction costs, totaling $6.6 million. OnStream was a provider of Asynchronous Transfer Mode (ATM) and broadband wide area network (WAN) and access products.

   For the Year Ended May 31, 1996. On June 9, 1995, the Company acquired Primary Access Corporation (Primary Access) by issuing approximately 4.6 million shares of its common stock for all of the outstanding stock of Primary Access. The Company also assumed and exchanged all options and warrants to purchase Primary Access stock for options and warrants to purchase approximately 1.0 million shares of the Company's common stock. The acquisition was accounted for as a pooling-of- interests. Primary Access maintained its financial records on a 52-53 week fiscal year ending nearest to September 30. The results of operations of Primary Access for the eight-month period ended May 31, 1994 reflected sales of $14.6 million and net income of $780,000, which has been reported as an increase to the Company's fiscal 1995 retained earnings. Primary Access developed, manufactured and marketed network access systems.

   On October 13, 1995, the Company acquired Chipcom Corporation (Chipcom) by issuing approximately 18.3 million shares of its common stock in exchange for all the outstanding common stock of Chipcom. The Company also assumed and exchanged all options to purchase Chipcom common stock for options to purchase approximately 2.4 million shares of the Company's common stock. The acquisition was accounted for as a pooling-of-interests. Chipcom maintained its financial records on a 52-53 week fiscal year ending nearest to December 31. The restated consolidated statements of income and cash flows for the year ended May 31, 1995 includes the statement of operation and cash flows of Chipcom for the year ended December 31, 1994. The results of operations of Chipcom for the five-month period ended

May 31, 1995 reflected sales of $118.1 million and net income of $2.4 million, and has been reported as an increase to the Company's fiscal 1996 retained earnings. As a result of the acquisition, during the second quarter of fiscal 1996, the Company recorded acquisition-related charges of approximately $69.0 million. See Note 12. Chipcom designed, manufactured and distributed computer networking multifunction platforms.

   On March 12, 1996, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of AXON Networks, Inc. (AXON). The aggregate purchase price of $65.3 million consisted of cash, net of cash acquired, of approximately $60.2 million, which was paid using funds from the Company's working capital, assumption of stock options with a fair value of approximately $3.7 million, and $1.4 million of costs directly attributable to the completion of the acquisition. Approximately $52.4 million of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility and had no alternative future use and was charged to the Company's operations in the fourth quarter of fiscal 1996. The acquisition was accounted for as a purchase. AXON developed, manufactured and marketed remote network management and data network traffic management products.

   For the Year Ended May 31, 1995. On October 18, 1994, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of NiceCom, Ltd. (NiceCom), and assumed all outstanding NiceCom stock options. The purchase price consisted of cash, net of cash acquired, of approximately $48.0 million which was paid using funds from the Company's working capital and the issuance of approximately 186,000 shares of common stock of the Company, with a fair value of $3.7 million. In addition, the Company assumed stock options with a fair value of $5.7 million and incurred direct transaction costs of approximately $2.0 million. NiceCom developed asynchronous transfer mode
(ATM) switches and an Ethernet-to-ATM solution to provide a migration path from existing Ethernet LANs to ATM networking.

   On October 14, 1994, the Company acquired all of the outstanding shares and assumed all outstanding stock options of a company engaged in the development of network adapter technology. The purchase price consisted of approximately $2.3 million in cash plus the assumption of stock options with a fair value of approximately $400,000. The purchase price was paid using funds from the Company's working capital.

   The acquisitions were accounted for as purchases. Acquired assets and liabilities were recorded at their estimated fair value at the date of acquisition. The aggregate purchase price of $61.6 million, plus $2.0 million of costs directly attributable to the completion of the acquisitions, has been allocated to the assets and liabilities acquired. Approximately $60.8 million of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility and had no alternative future use and was charged to the Company's operations in the second quarter of fiscal 1995.

   On May 1, 1995, the Company acquired Sonix Communications Limited (Sonix) by issuing approximately 2.4 million shares of common stock for all of the outstanding stock of Sonix. The acquisition was accounted for as a pooling-of-interests. All financial data of the Company for fiscal 1995 has been restated to include the operating results of Sonix. As the historical operations of Sonix were not significant to any year presented, the Company's financial statements for years prior to fiscal 1995 have not been restated. The financial effect of the results of operations of Sonix prior to fiscal 1995 has been accounted for as a $2.1 million charge against retained earnings in fiscal 1995. Sonix developed, manufactured and marketed a range of networking connectivity solutions using ISDN technology.

   In the Company's first quarter of fiscal 1995, Chipcom acquired Artel Communications Corporation (Artel) by issuing approximately 1.2 million shares of common stock in exchange for all of the outstanding common stock of Artel. The merger was accounted for as a pooling-of-interests. Artel designed, manufactured and marketed high-performance communication systems for the internetworking and video distribution markets.

   In the Company's  third quarter of fiscal 1995,  Chipcom  acquired all of the outstanding common stock of DSI ExpressNetworks, Inc. (DSI). Cash paid, including transaction costs, was approximately $4.4 million. Chipcom acquired assets with a fair value of $19.5 million and assumed liabilities of $15.2 million. The acquisition was accounted for as a purchase. Approximately $7.9 million of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility and had no alternative future use and was charged to the Company's operations in fiscal 1995. DSI was engaged in the development of intelligent hubs and related internetworking products.


NOTE 4: INVESTMENTS

Available-for-sale securities consist of:

                                                     MAY 31, 1997
                                      ------------------------------------------
                                                  GROSS      GROSS
                                     AMORTIZED UNREALIZED  UNREALIZED  ESTIMATED
(DOLLARS IN THOUSANDS)                  COST      GAINS      LOSSES   FAIR VALUE
                                     --------- ----------  ---------- ----------

State and municipal securities        $361,052   $  498     $ (288)    $361,262
Corporate debt securities              130,519       83        (99)     130,503
U.S. Government and agency securities   47,024       12        (95)      46,941
                                      --------   ------     ------     --------
Temporary cash investments             538,595      593       (482)     538,706
Corporate equity securities              9,330    3,754        --        13,084
                                      --------   ------     ------     --------
Total                                 $547,925   $4,347     $ (482)    $551,790
                                      ========   ======     ======     ========


                                                     MAY 31, 1996
                                      ------------------------------------------
                                                  GROSS      GROSS
                                     AMORTIZED UNREALIZED  UNREALIZED  ESTIMATED
(DOLLARS IN THOUSANDS)                  COST      GAINS      LOSSES   FAIR VALUE
                                     --------- ----------  ---------- ----------

State and municipal securities        $152,998   $   135    $ (296)    $152,837
Corporate debt securities               79,299        11      (107)      79,203
U.S. Government and agency securities   50,910        11      (383)      50,538
                                      --------   -------    ------     --------
Temporary cash investments             283,207       157      (786)     282,578
Corporate equity securities              3,010    12,609       --        15,619
                                      --------   -------    ------     --------
Total                                 $286,217   $12,766    $ (786)    $298,197
                                      ========   =======    ======     ========

Corporate equity securities are included in other current assets.

Realized gains or losses on sales of available-for-sale securities for the years ended May 31, 1997 and 1996 were not significant. The cost of securities sold is based on the specific identification method.

The contractual maturities of available-for-sale debt securities at May 31, 1997 are as follows:

                               AMORTIZED  ESTIMATED
(DOLLARS IN THOUSANDS)           COST     FAIR VALUE
                              ---------   ----------

Within one year               $ 317,983   $ 317,963
Over one year to two years      220,612     220,743
                              ---------   ---------
Temporary cash investments    $ 538,595   $ 538,706
                              =========   =========

NOTE 5: INVENTORIES

Inventories at May 31 consist of:


(DOLLARS IN THOUSANDS)                1997       1996
                                   ---------   --------
Finished goods                     $ 148,316   $132,363
Work-in-process                       17,652     22,310
Raw materials                         62,786     86,345
                                   ---------   --------
Total                              $ 228,754   $241,018
                                   =========   ========


NOTE 6: PROPERTY AND EQUIPMENT

Property and equipment at May 31 consists of:




(DOLLARS IN THOUSANDS)                 1997       1996
                                  ----------  ---------
Land                              $   36,495  $  15,257
Buildings                             43,471     35,226
Machinery and equipment              455,460    325,262
Furniture and fixtures                45,522     35,475
Leasehold improvements                47,297     30,218
Construction in progress              66,909     29,514
                                  ----------  ---------
Total                                695,154    470,952
Accumulated depreciation and
 amortization                       (317,805)  (224,300)
                                  ----------  ---------
Property and equipment -- net     $  377,349  $ 246,652
                                  ==========  =========


NOTE 7: ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities at May 31 consist of:


(DOLLARS IN THOUSANDS)                     1997       1996
                                        ---------   --------
Accrued payroll and related expenses    $  63,512   $ 49,761
Accrued product warranty                   44,987     30,574
Accrued distributor rebates                29,164     14,976
Deferred revenue                           28,950     19,448
Other accrued liabilities                 112,650     96,861
                                        ---------   --------
Accrued and other liabilities           $ 279,263   $211,620
                                        =========   ========


NOTE 8: BORROWING ARRANGEMENTS AND COMMITMENTS

   During the third quarter of fiscal 1997, the Company signed an operating lease which combines and replaces three prior operating lease agreements on the Company's existing headquarters site and on land adjacent to its existing headquarters site. The combined lease includes approximately 870,000 square feet of office and manufacturing space and two parking garages, and expires in November 2001 with an option to extend the lease term for two successive periods of five years each. The Company has an option to purchase the combined property for $152.6 million, or at the end of the lease arrange for the sale of the property to a third party with the Company retaining an obligation to the owner for the difference between the sale price and $152.6 million, subject to certain provisions of the lease. Lease payments on the new lease commenced in the third quarter of fiscal 1997 and are not materially different from the aggregate payments under the previously separate leases.

   During the second quarter of fiscal 1997, a wholly-owned subsidiary of the Company signed a lease for seven acres of land in Changi, Republic of Singapore. The Company began construction of 325,000 square feet of office and manufacturing space in December 1996, and plans to occupy the manufacturing facility in the third quarter of fiscal 1998.

   During the second quarter of fiscal 1997, the Company purchased a 14 acre parcel of land and signed a two-year lease for an adjacent 58 acre parcel of land, both of which are near its existing headquarters in Santa Clara. The lease expires in November 1998 with an option to extend the lease term for two successive periods of five years each. The Company has an option to purchase the property for $49.5 million, or at the end of the lease arrange for the sale of the property to a third party with the Company retaining an obligation to the owner for the difference between the sale price and $49.5 million, subject to certain provisions of the lease.

   The three aforementioned leases require the Company to maintain specified financial covenants, all of which the Company was in compliance with as of May 31, 1997. Future minimum lease payments are included in the table below.

   The Company leases its facilities and certain equipment under operating leases. Leases expire at various dates from 1997 to 2013 and certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property.

   Future operating lease commitments are as follows:

    FISCAL YEAR   (IN THOUSANDS)
                  -------------
     1998           $ 39,321
     1999             29,782
     2000             22,903
     2001             16,354
     2002              8,955
     Thereafter        9,976
                    --------
     Total          $127,291
                    ========

   Rent expense was $36.4 million, $28.2 million, and $19.9 million for fiscal years ended May 31, 1997, 1996 and 1995, respectively.

   As of May 31, 1997, the Company had approximately $95 million in capital expenditure commitments, primarily associated with the construction and expansion of office and manufacturing space in the U.K., Singapore, and Ireland.

   The Company has a $100 million revolving bank credit agreement which expires on December 20, 1999. Under the agreement, the Company may select among various interest rate options, including borrowing at the bank's prime rate. The credit agreement requires that the Company maintain specified financial ratios and minimum net worth. Payment of cash dividends are permitted under the credit agreement, subject to certain limitations based on net income levels of the Company. The Company has not paid and does not anticipate it will pay cash dividends on its common stock. As of May 31, 1997, there were no outstanding borrowings under the credit agreement and the Company was in compliance with all required covenants.

   In November 1994, the Company completed a private placement of $110 million aggregate principal amount of convertible subordinated notes under Rule 144A of the Securities Act of 1933. The notes mature in 2001. Interest is payable semi-annually at 10.25% per annum. The notes are convertible at the option of the note holders into the Company's common stock at an initial conversion price of $34.563 per share. Beginning in November 1997, the notes become redeemable at the option of the Company at an initial redemption price of 102.929% of the principal amount. The Company has reserved 3.2 million shares of common stock for the conversion of these notes.

NOTE 9: COMMON STOCK

   On September 26, 1996, the Company's Board of Directors approved an amendment to the Company's articles of incorporation establishing a par value of $.01 per share for the Company's common stock. On June 11, 1997, the shareholders of the Company approved a proposal to change the Company's state of incorporation from California to Delaware. The reincorporation was effected immediately prior to the consummation of the merger with U.S. Robotics and, among other things, resulted in an increase in the number of authorized shares of its common stock from 400 million to 990 million, and preferred stock from 3 million to 10 million.

   Shareholder Rights Plan. In September 1989, the Company's Board of Directors approved an amendment and restatement of the stock purchase rights plan and declared a dividend distribution of one common stock purchase right for each outstanding share of its common stock. The Company's Board of Directors approved an amendment and restatement of the rights plan in December 1994. The rights become exercisable based on certain limited conditions related to acquisitions of stock, tender offers and certain business combination transactions of the Company. In the event one of the limited conditions is triggered, each right entitles the registered holder to purchase for $250 a number of shares of 3Com common stock (or any acquiring company) with a fair market value of $500. The rights are redeemable at the Company's option for $.01 per right and expire on December 13, 2004.

   Stock Option Plans. The Company has stock option plans under which employees and directors may be granted options to purchase common stock. Options are generally granted at not less than the fair market value at grant date, vest over a two- or four-year period, and expire ten years after the grant date.

   A summary of option transactions under the plans follows:

                                 NUMBER    WEIGHTED AVERAGE    RANGE OF
(SHARES IN THOUSANDS)           OF SHARES   EXERCISE PRICE  EXERCISE PRICES
                                ---------  ---------------- ---------------
Outstanding, June 1, 1994        27,566                      $ 0.22-$51.29
Granted and assumed               8,164                        0.02- 46.93
Exercised                        (6,932)                       0.22- 33.33
Canceled                         (1,271)                       0.37- 51.29
                                 ------                      -------------
Outstanding, May 31, 1995        27,527                        0.02- 46.93

Granted and assumed               6,912         $39.39         4.65- 51.63
Exercised                        (6,661)          8.43         0.02- 46.13
Canceled                         (1,489)         20.12         0.02- 51.00
                                 ------         ------       -------------
Outstanding, May 31, 1996        26,289          16.65         0.02- 51.63

Granted and assumed               8,220          50.83         1.72- 80.13
Exercised                        (5,459)          8.50         0.02- 62.88
Canceled                         (1,012)         38.82         0.02- 80.13
                                 ------         ------       -------------
Outstanding, May 31, 1997        28,038         $26.69       $ 0.02-$80.13
                                 ======         ======       =============

   As of May 31, 1997, there were 4.8 million shares available for future grant.

                       OUTSTANDING OPTIONS AS OF MAY 31, 1997          EXERCISABLE AT MAY 31, 1997
                 -------------------------------------------------  -------------------------------
RANGE OF              NUMBER     WEIGHTED AVERAGE WEIGHTED AVERAGE       NUMBER     WEIGHTED AVERAGE
EXERCISE PRICES:    OF SHARES     EXERCISE PRICE  CONTRACTUAL LIFE     OF SHARES     EXERCISE PRICE
                 -------------- ---------------- -----------------  -------------- ----------------
                  (IN THOUSANDS)                     (IN YEARS)      (IN THOUSANDS)
$ 0.02-$13.21         11,101         $ 6.05             5.4                9,028          $ 5.42
$13.28-$48.25         12,030         $32.28             8.1                4,323          $28.22
$48.38-$80.13          4,907         $59.68             9.2                  757          $57.67
                      ------         ------             ---               ------          ------
Total                 28,038         $26.69             7.2               14,108          $15.21
                      ======         ======             ===               ======          ======

   There were 12.8 million options exercisable as of May 31, 1996, with a weighted average exercise price of $8.43 per share.

   In connection with the fiscal 1997 business combination with OnStream, the Company assumed all outstanding options to purchase common stock of OnStream and exchanged them for options to acquire approximately 400,000 shares of the Company's common stock at exercise prices of $0.43 to $42.79 per share. See Note 3.

   Employee Stock Purchase Plan. The Company has an employee stock purchase plan, under which eligible employees may authorize payroll deductions of up to 10 percent of their compensation (as defined) to purchase common stock at a price of 85 percent of the lower of the fair market value as of the beginning or the end of the offering period.

   Restricted Stock Plan. The Company has a restricted stock plan, under which shares of common stock are reserved for issuance at no cost to key employees. Compensation expense, equal to the fair market value on the date of the grant, is recognized as the granted shares vest over a one-to-four year period.

   Common Stock Reserved for Issuance. As of May 31, 1997, the Company had common stock reserved for issuance as follows:

(In thousands)
Shareholder Rights Plan                 178,374
Stock Option Plans                       32,805
Employee Stock Purchase Plan              5,283
Convertible subordinated notes            3,183
Restricted Stock Plan                       633
                                        -------
Total shares reserved for issuance      220,278
                                        =======

   Stock Repurchase Program. In the second quarter of fiscal 1997, the Board of Directors voted to rescind the Company's previously announced share repurchase program. This action was taken by the Board as a result of uncertainties regarding the Securities and Exchange Commission's interpretation of Staff Accounting Bulletin No. 96 (SAB 96). Specifically, SAB 96 raises the possibility that under certain circumstances, companies which have announced share repurchase programs will not have the flexibility to employ the pooling-of-interests accounting method when making acquisitions. The Company's previously announced share repurchase program was authorized by the Board of Directors in March of 1990. The Company did not repurchase any shares of common stock during fiscal 1997.

   Accounting for Stock-Based Compensation. As permitted under SFAS 123, the Company has elected to follow APB 25 and related Interpretations, in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

   Pro forma information regarding net income and earnings per share is required by SFAS 123. This information is required to be determined as if the Company had accounted for its stock-based awards to employees (including employee stock options and shares issued under the Employee Stock Purchase Plan, collectively called "options") granted subsequent to May 31, 1995 under the fair value method of that statement. The fair value of options granted in fiscal years 1997 and 1996 reported below has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                    EMPLOYEE          EMPLOYEE STOCK
                               STOCK OPTION PLANS     PURCHASE PLAN
                               ------------------     --------------
                                  1997    1996        1997    1996
                                  -----   -----       -----   -----
Risk-free interest rate            6.1%    5.4%        5.4%    5.4%
Volatility                        54.0%   54.0%       54.0%   54.0%
Dividend yield                     0.0%    0.0%        0.0%    0.0%

   The expected lives of options under the Employee Stock Option and Employee Stock Purchase Plans are estimated at one year after vest date, and six months, respectively.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of employee stock options granted during fiscal years 1997 and 1996 was $23.18 and $18.02 per share, respectively. The weighted average estimated fair value of shares granted under the Employee Stock Purchase Plan during fiscal years 1997 and 1996 was $12.46 and $12.86, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                          1997       1996
                                       --------   --------
Net income:              As reported   $373,950   $177,854
                         Pro forma      312,009    152,398
Earnings per share:      As reported   $   2.01   $   1.00
                         Pro forma         1.68        .86


   The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to May 31, 1995, the full effect on pro forma net income and earnings per share will not be reflected until fiscal 1999.

NOTE 10: FOREIGN EXCHANGE CONTRACTS

   Intercompany balances and balance sheet exposures. The Company does not use derivative financial instruments for speculative or trading purposes. The Company enters into foreign exchange forward contracts to hedge certain balance sheet exposures and intercompany balances against future movements in foreign exchange rates. Gains and losses on the foreign exchange contracts are included in other income -- net, which offset foreign exchange gains or losses from revaluation of foreign currency-denominated balance sheet items and intercompany balances. The contracts require the Company to exchange foreign currencies for U.S. dollars or vice versa, and generally mature in one month, unless otherwise noted below. At May 31, 1997, the Company had outstanding foreign exchange forward contracts of $18.9 million which have remaining maturities of one month. At May 31, 1997, the Company did not have any outstanding foreign exchange forward contracts with maturities greater than one month.

   At May 31, 1996, the Company had outstanding foreign exchange forward contracts of $24.1 million, excluding the foreign exchange contracts related to the purchase of manufacturing equipment and the refurbishment of a U.K. facility. At May 31, 1996, the outstanding foreign exchange contracts related to the manufacturing equipment and refurbishment of the U.K. facility were $5.6 million and $10.7 million, respectively. During fiscal 1997, the manufacturing equipment was purchased and the refurbishment of the U.K. facility was completed.

NOTE 11: FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE

   The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, rather than in a forced or liquidation sale, which is not the Company's intent.

   Because SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

                                          MAY 31, 1997           MAY 31, 1996
                                     --------------------   --------------------
                                     CARRYING  ESTIMATED    CARRYING  ESTIMATED
(DOLLARS IN THOUSANDS)                AMOUNT   FAIR VALUE    AMOUNT   FAIR VALUE
                                     --------  ----------   --------  ----------
Assets:
  Cash and cash equivalents          $351,237   $351,237    $216,759   $216,759
  Temporary cash investments          538,706    538,706     282,578    282,578
  Corporate equity securities          13,084     13,084      15,619     15,619
Liabilities:
  Convertible subordinated notes     $110,000   $161,425    $110,000   $182,463
Commitments:
  Foreign exchange contracts         $ 18,856   $ 18,864    $ 29,752   $ 29,711

   The following methods and assumptions were used in estimating the fair values of financial instruments:

   Cash and cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their estimated fair values.

   Temporary cash investments, corporate equity securities, convertible subordinated notes, and foreign exchange contracts. The fair value of temporary cash investments, corporate equity securities, convertible subordinated notes, and foreign exchange contracts are based on quoted market prices.

NOTE 12: ACQUISITION-RELATED CHARGES AND OTHER

   Acquisition-related charges for the year ended May 31, 1997 consisted of direct transaction costs of $6.6 million, primarily investment banking and other professional fees, related to the acquisition of OnStream. See Note 3.

   Acquisition-related charges for the year ended May 31, 1996 consisted of acquisition costs of $69.0 million related to the acquisition of Chipcom. See
Note 3. The $69.0 million charge included $60.8 million of exit expenses and $8.2 million of direct transaction costs, primarily for investment banking and other professional fees. Exit expenses included approximately $37.8 million of costs of eliminating duplicate and discontinued products, $5.1 million of severance and related costs for approximately 80 employees primarily associated with duplicate or discontinued product lines, field sales and administrative functions, $4.3 million of costs of eliminating duplicate facilities and $13.6 million of other acquisition-related costs. In addition to the acquisition-related charges in fiscal 1996 was a charge of approximately $1.0 million for a litigation settlement.

   Acquisition-related charges for the year ended May 31, 1995 consisted of direct transaction costs of $11.2 million related to 3Com's acquisitions of Sonix and Primary Access, and Chipcom's acquisition of Artel. See Note 3. Offsetting the acquisition-related charges in fiscal 1995 was a $1.1 million reduction in accrued costs associated with the fiscal 1991 restructuring based on revised estimates of future costs.


NOTE 13: OTHER INCOME -- NET

Other income -- net consists of:

                                           YEARS ENDED MAY 31,
                                    -----------------------------
(DOLLARS IN THOUSANDS)                 1997       1996      1995
                                    --------   --------   -------
Interest income                     $ 34,447   $ 21,636   $12,338
Interest expense                     (11,830)   (12,611)   (7,144)
Other                                 (1,728)    (2,237)     (299)
                                    --------   --------   -------
Total                               $ 20,889   $  6,788   $ 4,895
                                    ========   ========   =======


NOTE 14: INCOME TAXES

The provision for income taxes consists of:


                                      YEARS ENDED MAY 31,
                              ---------------------------------
(DOLLARS IN THOUSANDS)            1997        1996        1995
                              ---------   ---------   ---------
Current:
  Federal                     $ 126,610   $  67,645   $  69,113
  State                          39,648      22,957      22,112
  Foreign                        49,520      46,163      23,380
                              ---------   ---------   ---------
Total current                   215,778     136,765     114,605
                              ---------   ---------   ---------
Deferred:
  Federal                        (4,254)     (3,195)    (22,333)
  State                          (7,166)     (3,449)     (7,790)
  Foreign                         5,946         494         310
                              ---------   ---------   ---------
Total deferred                   (5,474)     (6,150)    (29,813)
                              ---------   ---------   ---------
Total                         $ 210,304   $ 130,615   $  84,792
                              =========   =========   =========

The components of the net deferred tax assets at May 31 consist of:

(DOLLARS IN THOUSANDS)                    1997         1996
                                       --------     --------
Deferred tax assets:
  Reserves not recognized for tax
   purposes                            $ 99,526     $ 65,537
  Net operating loss carryforwards       23,691       24,229
  Amortization and depreciation          17,918       20,418
  Other                                  18,016       17,494
  Valuation allowance                   (26,785)     (27,491)
                                       --------     --------
Total deferred tax assets               132,366      100,187
                                       --------     --------
Deferred tax liabilities:
  Unremitted earnings                   (57,863)     (32,406)
  Net unrealized gain on available-
    for-sale securities                  (1,546)      (4,821)
  Other                                    (920)         --
                                       --------     --------
  Net deferred tax assets              $ 72,037     $ 62,960
                                       ========     ========

   The valuation allowance relates primarily to the remaining portion of acquired net operating losses as the Company believes that, due to various limitations, it is more likely than not that such benefits will not be realized. The allowance also relates to certain expenses, the realization of which is not assured on future state income tax returns. The valuation allowance decreased $706,000 and $491,000 in fiscal 1997 and 1996, respectively, and increased $15.8 million in fiscal 1995.

   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                     YEARS ENDED MAY 31,
                                                    ---------------------
                                                     1997    1996    1995
                                                    -----   -----   -----
Tax computed at federal statutory rate              35.0%   35.0%   35.0%
State income taxes, net of federal effect            3.6     4.1     4.1
Foreign sales corporation                           (0.4)   (0.7)   (1.1)
Tax exempt investment income                        (0.6)   (0.6)   (0.9)
Provision for combined foreign and U.S. taxes on
 certain foreign income at rates less than U.S.
 rates                                              (2.4)   (4.6)   (3.5)
Research tax credits                                (0.5)   (0.1)   (1.5)
Non-deductible purchased in-process technology and
 acquisition-related charges                         0.6     7.6     3.1
Other                                                0.7     1.6     1.8
                                                    -----   -----   -----
Total                                               36.0%   42.3%   37.0%
                                                    =====   =====   =====

   Income before income taxes for the fiscal years ended May 31, 1997, 1996 and 1995 includes income of $340.9 million, $241.1 million, and $131.2 million, respectively from the Company's foreign subsidiaries. The Company has not provided for federal income taxes on approximately $173.5 million of undistributed earnings of its foreign subsidiaries in countries in which the statutory tax rates are less than the U.S. rates. The Company intends to reinvest in subsidiary operations indefinitely. If such undistributed earnings were to be remitted, the related tax liability would be approximately $48.2 million.

NOTE 15: GEOGRAPHIC AREA INFORMATION

   The Company operates in a single industry segment: the design, manufacture, marketing, and support of data networking systems. The Company's foreign operations consist primarily of central distribution, order administration, manufacturing and research and development facilities in Western Europe, and sales, marketing and customer service activities conducted through sales subsidiaries throughout the world.

   Sales, operating income and identifiable assets, classified by the major geographic areas in which the Company operates, are as follows:

(DOLLARS IN THOUSANDS)                         1997         1996         1995
                                           ----------   ----------   ----------
Sales to unaffiliated customers:
United States operations                   $1,482,438   $1,104,350   $  767,484
Export sales from United States operations    560,485      456,906      302,670
European operations                         1,104,183      764,992      523,151
Other                                             --           853          164
                                           ----------   ----------   ----------
Total                                      $3,147,106   $2,327,101   $1,593,469
                                           ==========   ==========   ==========

Transfers from geographic areas
  (eliminated in consolidation):
United States operations                   $  237,470   $  218,500   $  144,862
European operations                           573,180      300,482      123,360
Other                                          25,461       28,154          439
                                           ----------   ----------   ----------
Total                                      $  836,111   $  547,136   $  268,661
                                           ==========   ==========   ==========
Operating income (loss):
United States operations                   $  162,377   $  103,020   $  105,305
European operations                           395,017      247,399      143,349
Other                                           5,215       21,185       (2,351)
Eliminations                                      756      (69,923)     (21,847)
                                           ----------   ----------   ----------
Total                                      $  563,365   $  301,681   $  224,456
                                           ==========   ==========   ==========
Identifiable assets:
United States operations                   $1,614,593   $1,091,091
European operations                           617,229      441,668
Other                                          84,799       32,015
Eliminations                                  (50,346)     (39,657)
                                           ----------   ----------
Total                                      $2,266,275   $1,525,117
                                           ==========   ==========


   Operating income for the United States operations for the years ended May 31, 1996 and 1995 included charges of approximately $52.4 million and $68.7 million, respectively, for purchased in-process technology resulting from the Company's acquisitions in those years. See Note 3. In connection with the acquisition of Chipcom, approximately $63.0 million of acquisition-related costs was charged to the United States operations in fiscal 1996. See Note 12. Transfers between geographic areas are accounted for at prices representative of unaffiliated party transactions.

NOTE 16: LITIGATION

   On October 13, 1995, the Company acquired Chipcom, which had already been named as a defendant in the litigation described below. Five complaints were filed between May 30, 1995 and June 16, 1995 that alleged violations by the defendants of Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934, and sought unspecified damages. The cases were consolidated for pretrial purposes pursuant to an order entered by the Court on June 15, 1995. The consolidated action is entitled In re: Chipcom Securities Litigation, Civil Action No. 95-111114-DPW. A Consolidated Complaint was filed on September 13, 1995, and an Amended Consolidated Complaint was filed on November 30, 1995.

   The defendants' motion to dismiss the Amended Consolidated Complaint was granted without leave to amend on May 1, 1996. The dismissal covers all five cases. The plaintiffs appealed the order granting the dismissal. On October 1, 1996, the parties to these cases agreed upon what the Company considers to be favorable financial terms for settlement of all five cases, which amount the Company does not consider material to its operations, financial position, or liquidity. Pursuant to the settlement which was approved by the District Court on June 26, 1997, all claims of all persons which are related to the subject matter of the Consolidated Complaint were settled and released.

   On March 24, 1997, a putative shareholder class action lawsuit, entitled Hirsch v 3Com Corporation, et al., Civil Action No. CV764977 was filed against the Company and certain of its officers and directors in the California Superior Court, Santa Clara County. The complaint alleges, among other things, fraud, negligent misrepresentation and violations of the California securities laws, including that during the putative class period, sales of the Company's stock by officers and directors of 3Com and acquisitions made with the Company's stock occurred at inflated prices in light of undisclosed information. Specifically, the complaint alleges violations of Sections 25400 and 25500 of the California Corporations Code, Sections 1709 and 1710 of the California Civil Code, and Sections 17200 et seq. and 17500 et seq. of the California Business and Professions Code. The complaint, which covers a putative period of September 24, 1996 through February 10, 1997, does not specify the damages sought. Management believes that the action is not meritorious and intends to vigorously contest it. An adverse resolution of the action could have a material adverse effect on the Company's results of operations and financial condition in the quarter in which such adverse resolution occurs.

   U.S. Robotics and certain of its directors were named as defendants in eleven lawsuits relating to the merger between the Company and U.S. Robotics (the Merger) brought in the Delaware Chancery Court ("the Court"). See Note 17. The Company has been named as a defendant in nine of these actions. The lawsuits, which purport to be stockholder class actions brought on behalf of all U.S. Robotics stockholders, allege, inter alia, that the directors of U.S. Robotics have breached their fiduciary duties by approving the Merger Agreement, and that the Company aided and abetted this alleged breach of duty. An agreement in principle to settle this litigation has been reached with plaintiffs' counsel on what the Company considers to be favorable financial terms, which amount the Company does not consider to be material to its operations, financial position, or liquidity. This settlement will not be final until approved by the Court after a hearing.

NOTE 17: SUBSEQUENT EVENT

   On  June  12,  1997  the  Company  merged  with  U.S.   Robotics  by  issuing
approximately 158 million shares of its common stock in exchange for all outstanding common stock of U.S. Robotics. The Company also assumed and exchanged all options to purchase U.S. Robotics' stock for options to purchase approximately 31 million shares of the Company's common stock. The transaction was accounted for as a pooling-of-interests. U.S. Robotics is the leading supplier of products and systems for accessing information across the wide area network, including modems and remote access products.

   The Company anticipates that as a result of the merger, the combined company will incur restructuring charges and direct transaction costs relating to the business combination, estimated to be between $325 million and $375 million. These non-recurring costs will be charged to operations in the first quarter of fiscal 1998. Restructuring charges will include costs related to the closure and elimination of duplicate owned and leased facilities, the write-off of inventory associated with duplicate and discontinued products, the write-off of fixed assets, and severance and outplacement costs. Direct transaction costs will consist primarily of investment banking and other professional fees.

   The following unaudited pro forma summary presents the consolidated results of operations assuming the merger with U.S. Robotics had occurred on June 1, 1994. U.S. Robotics maintained its financial records on a 52-53 week fiscal year ending nearest to September 30. The pro forma consolidated statement of income for the year ended May 31, 1997 includes the U.S. Robotics' statement of income for the twelve months ended March 30, 1997. The pro forma consolidated statements of income for the fiscal years ended May 31, 1996 and 1995 include the U.S. Robotics' statements of income for the fiscal years ended September 29, 1996 and October 1, 1995, respectively. This presentation has the effect of including U.S. Robotics' results of operations for the six month period ended September 29, 1996 in both the combined years ended May 31, 1997 and 1996, and reflects sales of $1,158.2 million and net income of $76.8 million, which has been reported as a decrease to the Company's fiscal 1997 retained earnings. The pro forma combined results below reflect reclassifications to conform financial statement presentation and adjustments to conform the companies fixed asset capitalization policies. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had this transaction been effected on the date indicated above or of results which may occur in the future.


(UNAUDITED. IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           YEARS ENDED MAY 31,
                                                    ------------------------------------
                                                       1997         1996         1995
                                                    ----------   ----------   ----------
Sales:
  3Com                                              $3,147,106   $2,327,101   $1,593,469
  U.S. Robotics                                      2,493,791    1,977,512      889,347
  Reclassifications to conform accounting policies     (36,751)     (20,105)      (3,056)
                                                    ----------   ----------   ----------
Combined                                            $5,604,146   $4,284,508   $2,479,760
                                                    ==========   ==========   ==========
Net income:
  3Com                                              $  373,950   $  177,854   $  144,559
  U.S. Robotics                                        237,258      170,021       65,951
  Adjustments to conform accounting policies           (13,585)      (7,259)      (6,954)
                                                    ----------   ----------   ----------
Combined                                            $  597,623   $  340,616   $  203,556
                                                    ==========   ==========   ==========
Net income per share (on a fully diluted basis):
  3Com                                              $     2.01   $     1.00   $     0.84
  U.S. Robotics (1)                                       1.41         1.02         0.43
  Adjustments to conform accounting policies             (0.04)       (0.02)       (0.02)
                                                    ----------   ----------   ----------
Combined                                            $     1.69   $     0.99   $     0.63
                                                    ==========   ==========   ==========

----------
(1) Adjusted for effect of exchange ratio of 1.75 shares of 3Com Common Stock for each share of U.S. Robotics common stock.


   If the merger with U.S. Robotics had been consummated on May 31, 1997, consolidated total assets, liabilities, shareholders' equity and working capital would have increased by $1,342.9 million, $520.3 million, $822.6 million, and $529.5 million, respectively. Such May 31, 1997 pro forma consolidated balance sheet information includes the balance sheet of U.S. Robotics as of March 30, 1997.

                                 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                               FISCAL 1997 QUARTERS ENDED                  FISCAL 1996 QUARTERS ENDED
                      -----------------------------------------   -----------------------------------------
(DOLLARS IN THOUSANDS,  MAY 31,   FEB. 28,   NOV. 30,   AUG. 31,    MAY 31,   FEB. 29,   NOV. 30,   AUG. 31,
EXCEPT PER SHARE DATA)    1997       1997       1996       1996       1996       1996       1995       1995
                      --------   --------   --------   --------   --------   --------   --------   --------

Sales                 $829,892   $786,778   $820,296   $710,140   $660,266   $606,002   $563,544   $497,289
                      --------   --------   --------   --------   --------   --------   --------   --------
Gross margin           433,811    428,462    448,990    383,493    350,508    321,183    296,825    261,739
Gross margin %            52.3%      54.5%      54.7%      54.0%      53.1%      53.0%      52.7%      52.6%
                      --------   --------   --------   --------   --------   --------   --------   --------
Operating income       131,584    129,371    162,518    139,892     71,711    113,010     29,921     87,039
                      --------   --------   --------   --------   --------   --------   --------   --------
Net income              89,164     87,645    105,569     91,572     29,498     74,590     16,345     57,421
Net income %              10.7%      11.1%      12.9%      12.9%       4.5%      12.3%       2.9%      11.5%
                      --------   --------   --------   --------   --------   --------   --------   --------
Fully diluted net
 income per share     $   0.48   $   0.47   $   0.56   $   0.50   $   0.16   $   0.42   $   0.09   $   0.33
                      --------   --------   --------   --------   --------   --------   --------   --------

   Net income for the  quarter  ended  November  30,  1996  included a charge of approximately $6.6 million ($.04 per share) for merger-related costs. Net income for the quarter  ended May 31,  1996  included a charge of  approximately  $52.4 million ($.29 per share) for  purchased  in-process  technology  and a charge of approximately  $1.0  million  (approximately  $.01 per share)  for a  litigation settlement. Net income for the quarter ended November 30, 1995 included a charge of approximately  $69.0 million ($.28 per share) for  merger-related  costs. See
Notes  3  and  12  to  the  Consolidated  Financial  Statements  for  additional information on the above  transactions.  Excluding the non-recurring items noted
above,  net income and net income per share on a fully  diluted basis would have been as follows:


                               FISCAL 1997 QUARTERS ENDED                  FISCAL 1996 QUARTERS ENDED
                      -----------------------------------------   -----------------------------------------
(DOLLARS IN THOUSANDS,  MAY 31,   FEB. 28,   NOV. 30,   AUG. 31,    MAY 31,   FEB. 29,   NOV. 30,   AUG. 31,
EXCEPT PER SHARE DATA)    1997       1997       1996       1996       1996       1996       1995       1995
                      --------   --------   --------   --------   --------   --------   --------   --------

Net income excluding
 non-recurring items   $89,164   $87,645    $112,169   $91,572     $82,469    $74,590    $65,553    $57,421
Net income per share
 excluding non-
 recurring items       $  0.48   $  0.47    $   0.60   $  0.50     $  0.46    $  0.42    $  0.37    $  0.33
                      --------   -------    --------   -------    --------    -------    -------    -------

                        DIRECTORS AND EXECUTIVE OFFICERS

Following is a list of the Directors and Executive Officers of the Company:

            DIRECTORS                               EXECUTIVE OFFICERS

Eric A. Benhamou                          Eric A. Benhamou
Chairman, President and                   Chairman, President and
Chief Executive Officer                   Chief Executive Officer
3Com Corporation
                                          Richard L. Edson
Casey Cowell                              Senior Vice President, Client Access,
Vice Chairman                             New Business Initiatives
3Com Corporation
                                          Debra J. Engel
James L. Barksdale                        Senior Vice President
President and Chief Executive Officer     Corporate Services
Netscape Communications Corporation
                                          Ralph Godfrey
Gordon A. Campbell                        Senior Vice President, Client Access,
President and Chief Executive Officer     America Sales
Techfarm, Inc.
                                          John H. Hart
James E. Cowie                            Senior Vice President and
Partner                                   Chief Technical Officer
Frontenac Company
                                          Randy R. Heffner
David W. Dorman                           Senior Vice President, Client Access,
Executive Vice President                  Operations
SBC Communications, Inc.
                                          Richard W. Joyce
Jean-Louis Gassee                         Senior Vice President, Client Access,
Chairman, President and Chief Executive   Remote Access Products Division
 Officer
Be, Inc.                                  Alan J. Kessler
                                          Senior Vice President
Stephen C. Johnson                        Enterprise Systems, Global Sales
President and Chief Executive Officer
Komag, Inc.                               Ross W. Manire
                                          Senior Vice President, Carrier Systems
Philip C. Kantz
President and Chief Executive Officer     John W. McCartney
Tab Products                              President, Client Access

Paul G. Yovovich                          Mark D. Michael
Private Investor                          Senior Vice President, General Counsel
and Corporate Director                    and Corporate Secretary

William F. Zuendt                         Christopher B. Paisley
Former President and Chief Operating      Senior Vice President, Finance
 Officer                                  and Chief Financial Officer
Wells Fargo Bank
                                          Janice M. Roberts
                                          Senior Vice President, Marketing and
                                          Business  Development

                                          Michael S. Seedman
                                          Senior Vice President, Client Access,
                                          Personal Communications Division

                                          Ronald A. Sege
                                          Senior Vice President
                                          Enterprise Systems, Global Products

                                          Douglas C. Spreng
                                          Executive Vice President, Client
                                          Access
                                          Interface Products Group

                                          Thomas L. Thomas
                                          Senior Vice President, Global
                                          Information Systems and Chief
                                          Information Officer

700200-007                                                          1610-PS-97

                                3COM CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS


     The undersigned hereby appoints Eric A. Benhamou and Mark D. Michael, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Building 500, Santa Clara, California 95052-8145 on Tuesday, October 7, 1997 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 27, 1997, and a copy of the Company's 1997 Annual Report to Stockholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS, FOR SUCH NOMINEES AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

[X] Please mark
    votes as in this
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:
   1. ELECTION OF FIVE CLASS I
      DIRECTORS TO SERVE A TWO-YEAR
      TERM EXPIRING IN 1999.

Nominees:

  David W. Dorman
  Casey Cowell
  Jean-Louis Gassee
  Paul G. Yovovich
  William F. Zuendt

             FOR              WITHHELD
             [ ]                [ ]

[ ]                                                2. To approve an increase in the share       FOR      AGAINST       ABSTAIN
----------------------------------------              reserve under the Company's 1983
 For all nominees except as noted above.              Stock Option Plan by 7,000,000            [ ]        [ ]           [ ]
                                                      shares.

                                                   3. To ratify the appointment of              FOR      AGAINST       ABSTAIN
                                                      Deloitte & Touche LLP as
                                                      independent public accountants for        [ ]        [ ]           [ ]
                                                      the fiscal year ending May 31, 1998.

                                                   4. With discretionary authority, upon
                                                      such other matters as may properly
                                                      come before the meeting.

                                                   PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
                                                   PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your names         Signature:_______________________________  Date:______________
appear herein. Corporate or partnership proxies
should be signed in full corporate or partnership  Signature:_______________________________  Date:______________
name by an authorized person. Persons signing in a
fiduciary capacity should indicate their full title in
such capacity.

                                                               21